AGREEMENT and plan of merger
DATED AS OF FEBRUARY 13, 2017
BY AND BETWEEN
Heartland Financial USA, Inc.
AND
CITYWIDE BANKS OF COLORADO, INC.

i

4.4 Ownership of Citywide Common Stock	27
4.5 Financial Statements	27
4.6 Absence of Undisclosed Liabilities; Comitments to Extend Credit	29
4.7 Loans	29
4.8 Allowance for Loan Losses	30
4.9 Deposits	30
4.10 Reports and Filings	30
4.11 Subsidiaries; Interests in LLCs; Off Balance Sheet Arrangements	31
4.12 Books and Records; Internal Controls	31
4.13 No Material Adverse Changes	32
4.14 Absence of Certain Developments	32
4.15 Properties	34
4.16 Intellectual Property	35
4.17 Environmental Matters	35
4.18 Community Reinvestment Act	37
4.19 Information Security	37
4.20 Tax Matters	38
4.21 Contracts and Commitments	43
4.22 Litigation	45
4.23 No Brokers or Finders	45
4.24 Employees	45
4.25 Employee Benefit Plans	48
4.26 Insurance	51
4.27 Affiliate Transactions	52
4.28 Compliance with Laws; Permits	52
4.29 No Fiduciary Accounts	53
4.30 Interest Rate Risk Management Instruments	53
4.31 No Guarantees	53
4.32 Regulatory Approvals	53
4.33 Fairness Opinion	54
4.34 Transactions in Securities	54
4.35 Registration Obligation	54
4.36 Citywide Bank Website	54
4.37 Disclosure	54

ARTICLE 5 CONDUCT OF BUSINESS PENDING THE MERGER	54

5.1 Conduct of Business	54
5.2 Access to Information; Confidentiality	57
5.3 Notice of Developments	58
5.4 Certain Loans and Related Matters	58
5.5 Monthly Financial Statements and Pay Listings	58
5.6 Consents and Authorizations	58
5.7 Tax Matters	59

5.8 No Solicitation	60
5.9 Heartland Forbearances	61
5.10 Citywide Forbearances	61

ARTICLE 6 ADDITIONAL COVENANTS AND AGREEMENTS	61

6.1 The Bank Merger	61
6.2 Filings and Regulatory Approvals	62
6.3 Shareholder Meetings; Registration Statement	62
6.4 Establishment of Accruals	65
6.5 Employee Matters	65
6.6 Tax Treatment	67
6.7 Updated Schedules	67
6.8 Indemnification; Directors’ and Officers’ Insurance	67
6.9 Notice of Developments by Heartland	68
6.10 Redemption of Citywide Series A Preferred Stock	68
6.11 Statutory Trusts	68
6.12 Determination of Adjustable Tangible Common Equity	69
6.13 Heartland Board of Director Appointment and Board Observer Rights	69
6.14 Heartland Confidential Information	69
6.15 Special Tax Holdback	69

ARTICLE 7 CONDITIONS	72

7.1 Conditions to Obligations of Each Party	72
7.2 Additional Conditions to Obligation of Citywide	74
7.3 Additional Conditions to Obligation of Heartland	75

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER	76

8.1 Reasons for Termination	76
8.2 Effect of Termination	79
8.3 Expenses	79
8.4 Termination Fee	79
8.5 Amendment	79
8.6 Waiver	80

ARTICLE 9 GENERAL PROVISIONS	80

9.1 Press Releases and Announcements	80
9.2 Notices	80
9.3 Assignment	81
9.4 No Third Party Beneficiaries	82
9.5 Schedules	82

9.6 Interpretation	82
9.7 Severability	83
9.8 Complete Agreement	83
9.9 Governing Law	83
9.10 Specific Performance	83
9.11 Waiver of Jury Trial	83
9.12 Investigation of Representations, Warranties and Covenants	83
9.13 No Survival of Representations	84

SIGNATURES	85

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 13, 2017, is made and entered into by and between Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), and Citywide Banks of Colorado, Inc., a Colorado corporation (“Citywide”).
WHEREAS, the respective Boards of Directors of Heartland and Citywide have determined that it is advisable and in the best interests of Heartland and Citywide and their respective shareholders to consummate the merger of Citywide with and into Heartland as described in Article 2 (the “Merger”);
WHEREAS, as a result of the Merger, the outstanding shares of Class A Common Stock, Series I, no par value, of Citywide (“Citywide Series I Common Stock”), and Class A Common Stock, Series II, no par value (“Citywide Series II Common Stock,” and, together with the Citywide Series I Common Stock, the “Citywide Common Stock”) will be converted into a combination of cash and shares of Common Stock, $1.00 par value, of Heartland (“Heartland Common Stock”);
WHEREAS, Heartland does not have a sufficient number of authorized shares of Heartland Common Stock to complete the Merger in accordance with the terms of Section 2.3(a), and has agreed to hold the Heartland Shareholder Meeting (as defined in Section 6.3(b)) to solicit the approval by the Heartland shareholders of the Heartland Charter Amendment (as defined in Article 1);
WHEREAS, Citywide owns all of the issued and outstanding capital stock of Citywide Banks, a Colorado state banking corporation, and Heartland owns all of the issued and outstanding capital stock of Centennial Bank and Trust, a Colorado state banking corporation (“Centennial”), and Heartland and Citywide desire that Citywide Banks be merged with and into Centennial immediately after the Merger (the “Bank Merger”) pursuant to a Bank Merger Agreement (the “Bank Merger Agreement”) substantially in the form attached hereto as Exhibit A;
WHEREAS, as an inducement to Heartland to enter into this Agreement, holders of Citywide Series I Common Stock who own 100% of the outstanding shares of Citywide Series I Common Stock and certain holders of Citywide Series II Common Stock who own approximately 73.2% of the outstanding shares of Citywide Series II Common Stock have entered into a Shareholder Voting Agreement dated the date hereof pursuant to which such holders have agreed to vote in favor of the Merger and all other transactions contemplated by this Agreement;
WHEREAS, Kevin G. Quinn, Chief Executive Officer of Citywide (“Quinn”), has entered into the Quinn Employment Agreement (as defined in Article 1);
WHEREAS, Martin J. Schmitz, Chairman of the Board and President of Citywide (“Schmitz”), has entered into the Schmitz Consulting Agreement (as defined in Article 1) and the Schmitz Non-Competition Agreement (as defined in Article 1); and
WHEREAS, Heartland and Citywide desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder.
NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Heartland) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Citywide Entity is a constituent corporation or limited liability company, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities or membership interests of any Citywide Entity or (iii) in which any Citywide Entity issues or sells securities or membership interests representing more than 20% of the outstanding securities of any class of voting securities or membership interests of such Citywide Entity; or (b) any sale (other than sales in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Citywide.
“Actual Cash Consideration” means the Cash Consideration, the Downwardly Adjusted Cash Consideration or the Upwardly Adjusted Cash Consideration, as the case may be, that any holder of Citywide Common Stock will be entitled to receive for each Citywide Converted Common Share pursuant to Sections 2.3(a) and 2.4.
“Adjusted Tangible Common Equity” means an amount equal to (a) (i) the total stockholders’ common equity of Citywide (excluding accumulated other comprehensive income (loss)), determined in accordance with GAAP as of the close of business on the Determination Date as adjusted to reflect a reasonable projection of the operations of Citywide through the Effective Time, plus (ii) the Determination Date Transaction Expenses, less (b) the sum of (i) the value of the Intangible Assets determined as of the close of business on the Determination Date as adjusted to reflect a reasonable projection of the operations of Citywide through the Effective Time, and (ii) the Tax-effected amount (determined at a marginal Tax rate of 34.0%), if any, by which the Transaction Expenses exceed $11,000,000; provided, however, that for the purpose of determining such excess, all Transaction Expenses will be treated as if they were paid prior to the Closing Date. For purposes of the foregoing definition, “a reasonable projection of operations” will be based on the average monthly operations of Citywide during the then-current year-to-date period for 2017, ending on the Determination Date.
“Affiliate” has the meaning set forth in Rule 12b‑2 under the Exchange Act.
“Aggregate Tax Holdback Amount” means $4,064,149.
“Business Day” means any day other than Saturday, Sunday or a day on which a state bank is required to be closed under Colorado Law.
“Charter” means (a) with respect to any corporation, those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable Law of the jurisdiction of incorporation or association, including the articles or certificate of incorporation or association, any amendments thereto and any articles or certificates of merger or consolidation, and (b) with respect to any partnership, those agreements and instruments that at that time constitute the partnership agreement as filed or recorded under the partnership or other applicable Law of the jurisdiction of organization, or executed by the partners of such partnership, including any amendments thereto.
“Citywide Banks Subsidiaries” means, collectively, C-470 Bowles, CB Quincy Properties, 37600 Cessna Way, H2 Hangar, NAWS Investments, BOHICA Intercreditor Group and Citywide EMC, and “Citywide Subsidiary” means any such entity, individually.
“Citywide Converted Common Share” means each share of Citywide Common Stock that will be converted into the Stock Consideration and Actual Cash Consideration pursuant to Sections 2.3(a), 2.4 and 2.5.
“Citywide Determination Date Balance Sheet” means the consolidated balance sheet of Citywide prepared by Citywide in accordance with GAAP as of the Determination Date pursuant to Section 6.12.
“Citywide Entities” means, collectively, Citywide, Citywide Banks, BRS and the Citywide Banks Subsidiaries, and “Citywide Entity” means any such entity, individually.
“Citywide NDA” means the letter agreement dated August 18, 2016 between Citywide and Heartland.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commonly Controlled Entity” means any entity under common control with Citywide within the meaning of Sections 414(b), (c), (m), (o) or (t) of the Code.
“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.
“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.
“CRA” means the Community Reinvestment Act.
“Determination Date” means the last Business Day of the month immediately preceding the month in which the Effective Time occurs.
“Determination Date Transaction Expenses” means the amount of Transaction Expenses (a) paid and expensed by any Citywide Entity through the close of business on the Determination Date, or (b) reflected as accrued expenses on the Citywide Determination Date Balance Sheet, which Transaction Expenses will be determined on a Tax-effected basis in accordance with GAAP.
“Disclosure Schedules” means the Schedules delivered by Citywide to Heartland on or prior to the date of this Agreement, which will neither be attached to this Agreement nor publicly available.
“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“First Release Date” means September 10, 2017.
“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis during the periods involved.
“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to applicable Law.
“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.
“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.
“Heartland Charter Amendment” means an amendment to the Charter of Heartland increasing the total number of authorized shares of Heartland Common Stock from 30,000,000 to 40,000,000.
“Heartland Closing Date Stock Price” means the closing sale price of a share of Heartland Common Stock on the last trading day immediately preceding the Closing Date as quoted on the NASDAQ Global Select Market on such trading day.
“Heartland NDA” means the letter agreement dated December 7, 2016 between Heartland and Citywide.
“Indebtedness” means, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business); (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for services and supplies incurred in the Ordinary Course of Business); (f) all lease obligations of such Person that are required to be or otherwise are capitalized on the books and records of such Person in accordance with GAAP; (g) all obligations of others secured by a lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (h) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof); (i) all letters of credit or performance bonds issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the Ordinary Course of Business); and (j) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.
“Intangible Asset” means any asset of Citywide that is considered an intangible asset under GAAP, including goodwill.

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.
“Knowledge of Citywide” or other similar phrase means the actual knowledge of any director or executive officer of Citywide or any knowledge that any such Person should have been aware of in the reasonable and ordinary performance of his or her duties for Citywide.
“Law” means any constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty of any Governmental Entity.
“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.
“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.
“Marijuana-Related Business” means any business that grows, produces, buys or sells or otherwise distributes marijuana (a “Marijuana Business”), a business that leases real property or otherwise provides space to a Marijuana Business, or a business that, to the Knowledge of Citywide, leases or otherwise provides equipment which is directly used to grow or produce marijuana.
“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, would reasonably be expected to have, a material adverse effect on the business, assets, properties, financial condition, or results of operations of the Citywide Entities, taken as a whole, or Heartland and its Subsidiaries, taken as a whole, as the case may be; provided, however, that “Material Adverse Effect” will not be deemed to include the impact of (a) changes after the date hereof in Laws or interpretations thereof of general applicability to banks and bank holding companies, (b) changes after the date hereof in GAAP or regulatory accounting requirements generally applicable to banks and bank holding companies, (c) changes after the date hereof in global, national or regional political or economic conditions generally affecting banks and bank holding companies, (d) any outbreak of hostilities or any new declared or undeclared acts of war, (e) the public announcement of the Merger, and (f) with respect to any of the Citywide Entities, the effects of any action or omission taken or not taken with the prior consent of Heartland or as otherwise required by this Agreement; further provided, however, that the effect of any of the changes described in clauses (a) through (d) will not be excluded from the definition of “Material Adverse Effect” to the extent they have a disproportionate impact on the Citywide Entities as a whole, on the one hand, or Heartland and its Subsidiaries as a whole, on the other hand, as measured relative to similarly situated companies in the financial services industry.
“Ordinary Course of Business” means the ordinary course of business of the Citywide Entities or Heartland and its Subsidiaries, as the case may be, consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).

“Per Share Holdback Amount” means $4.17.
“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made or adequate accruals or reserves have been established in connection with any such contest), (b) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (c) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Real Property and which do not unreasonably restrict the use thereof in the Ordinary Course of Business, (d) statutory Encumbrances in favor of lessors arising in connection with any property leased to Citywide or Citywide Banks, (e) Encumbrances reflected in the Citywide Unaudited Annual Financial Statements and the Related Statements or arising under Material Contracts and (f) Encumbrances that will be removed prior to or in connection with the Closing.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.
“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (a) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (b) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not Tax qualified and whether or not defined in Section 3(2) of ERISA) or (c) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (i) that is maintained or contributed to by any Citywide Entity or any Commonly Controlled Entity, (ii) that a Citywide Entity or any Commonly Controlled Entity has committed to implement, establish, adopt or contribute to in the future, (iii) for which a Citywide Entity or any Commonly Controlled Entity is or may be financially liable as a result of the direct sponsor’s affiliation with the Citywide Entities or their shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by a Citywide Entity or any Commonly Controlled Entity for the benefit of its employees or former employees) or (iv) for or with respect to which any Citywide Entity or any Commonly Controlled Entity is or may become liable under any common law successor doctrine, express successor Liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. “Plan” does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither any Citywide Entity nor any Commonly Controlled Entity has any present or future Liability.
“Quinn Employment Agreement” means the Employment Agreement dated as of the date hereof among Heartland, Citywide, Centennial and Quinn, which will become effective as of the Effective Time.
“Remedies Exception” means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
“Return” means any return, declaration, report, estimate, information return or statement pertaining to any Taxes.

“Schmitz Consulting Agreement” means the Consulting Agreement dated as of the date hereof among Heartland, Centennial and Schmitz, which will become effective as of the Effective Time.
“Schmitz Non-Competition Agreement” means the Non-Competition Agreement dated as of the date hereof among Heartland, Centennial and Schmitz, which will become effective as of the Effective Time.
“Second Release Date” means March 15, 2018.
“Severance Costs” means all amounts paid or payable to any employee of any of the Citywide Entities whose employment with any of the Citywide Entities is being terminated as a result of the execution of this Agreement or the performance and consummation of the transactions contemplated hereby (including any amounts due and payable pursuant to the severance program of Heartland described in Section 6.5(c) or any existing employment, change in control, salary continuation, deferred compensation, non-competition, retention, bonus or other similar agreement, plan or arrangement of any Citywide Entity).
“Special Tax Loss” and, collectively, “Special Tax Losses” means any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including the reasonable fees of legal counsel, accountants and other outside consultants related thereto) incurred by a Tax Indemnified Party in connection with the assessment or imposition of Taxes of any Citywide Entity as a result of Citywide failing to qualify as an “S corporation” within the meaning of Section 1361 of the Code or any comparable provisions of state, local or other Tax Law, or as a result of Citywide Banks, Citywide Financial, Citywide Data or Citywide Insurance failing to qualify as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code, or any comparable provisions of state, local or other Tax Law, or in connection with the conduct of a Tax Proceeding in which a Governmental Entity takes the position that such failure to qualify as an “S corporation” or a “qualified subchapter S subsidiary” may have occurred.
“Statutory Trust Agreements” means the Statutory Trust Debentures, the Statutory Trust Declarations of Trust, the Statutory Trust Guarantees, the Statutory Trust Indentures and the Statutory Trust Securities.
“Statutory Declarations of Trust” means (a) the Amended and Restated Declaration of Trust, dated December 12, 2003, between Citywide, as Sponsor, and Wilmington Trust Company, as Trustee, (b) the Amended and Restated Declaration of Trust, dated September 29, 2004, between Citywide, as Sponsor, and Wilmington Trust Company, as Trustee, and (c) the Amended and Restated Declaration of Trust, dated May 31, 2006, between Citywide, as Sponsor, and Christiana Bank & Trust Company, as Trustee.
“Statutory Trust Debentures” means (a) the Floating Rate Junior Subordinated Deferrable Interest Debentures, dated December 12, 2003, of Citywide in favor of Wilmington Trust Company, as Institutional Trustee for Citywide Capital Trust III, (b) the Floating Rate Junior Subordinated Deferrable Interest Debentures, dated September 29, 2004, of Citywide in favor of Wilmington Trust Company, as Institutional Trustee for Citywide Capital Trust IV, and (c) the Junior Subordinated Debt Securities due 2036, of Citywide in favor of LaSalle Bank National Association, as Institutional Trustee for Citywide Capital Trust V.
“Statutory Trust Debt” means the aggregate principal outstanding under the Statutory Trust Debentures.

“Statutory Trust Guarantees” means (a) the Guarantee, dated December 12, 2003, issued pursuant to the Indenture, dated December 12, 2003, between Citywide, as Issuer, and Wilmington Trust Company, as Trustee, (b) the Guarantee, dated September 29, 2004, between Citywide, as Issuer, and Wilmington Trust Company, as Trustee, and (c) the Guarantee, dated May 31, 2006, between Citywide, as Issuer and LaSalle Bank National Association, as Trustee.
“Statutory Trust Indentures” means (a) the Indenture, dated December 12, 2003, between Citywide, as Issuer, and Wilmington Trust Company, as Trustee, (b) the Indenture, dated September 29, 2004, between Citywide, as Issuer, and Wilmington Trust Company, as Trustee, and (c) the Indenture, dated May 31, 2006, between Citywide, as Issuer, and LaSalle Bank National Association, as Trustee.
“Statutory Trust Securities” means the common securities and preferred securities issued pursuant to the Statutory Trust Declarations of Trust.
“Statutory Trusts” means the Citywide Capital Trust III, Citywide Capital Trust IV and Citywide Capital Trust V, each of which is a Delaware grantor trust.
“Subsidiary” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly (a) has a 50% or more equity interest or (b) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term will not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.
“Superior Proposal” means any Acquisition Proposal by a third party on terms which the Board of Directors of Citywide determines in its good faith judgment, after consultation with, and receipt of written advice from, its financial advisors (which advice will be communicated to Heartland), to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (a) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, and any other relevant factors permitted under applicable Law, (b) after giving Heartland at least five Business Days to respond to such third-party Acquisition Proposal once the Board of Directors of Citywide has notified Heartland that in the absence of any further action by Heartland it would consider such Acquisition Proposal to be a Superior Proposal, and then (c) after taking into account any amendment or modification to this Agreement proposed by Heartland.
“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity.
“Tax Proceeding” means Tax audits, suits, actions or other proceedings with any Governmental Entity related to Taxes.
“Third Release Date” means September 10, 2018.

“Transaction Documents” means this Agreement, the Shareholder Voting Agreement, the Quinn Employment Agreement, the Schmitz Consulting Agreement, the Schmitz Non-Competition Agreement and the Bank Merger Agreement.
“Transaction Expenses” means all amounts paid, to be paid, accrued or to be accrued by the Citywide Entities (or by Heartland or the Surviving Corporation, as successors to, or owners of, any of the Citywide Entities) that arise out of, in connection with or as a result of the execution of this Agreement and the performance and consummation of the transactions contemplated hereby (whether arising before, at or after the Effective Time), including (a) legal, accounting and financial advisory fees or commissions, (b) Severance Costs, (c) the cost of the employee retention bonus program referred to in Section 6.5(b), (d) termination fees or other expenses incurred in connection with the termination of any Contract of any Citywide Entity with respect to which such termination fees or other expenses exceed $5,000 (including any Contract relating to information technology or card services), (e) prepaid software costs that are written off in connection with the termination of any Contracts of any Citywide Entity, (f) payments made in connection with the termination of any Plans (unless the amount of such payments has been accrued by Citywide), (g) the amount of any penalties or other expenses incurred by any of the Citywide Entities in connection with the prepayment of Indebtedness by such Citywide Entity occurring as a result of such transactions, and (h) premiums or other expenses relating to the D&O Insurance, and (i) Liabilities for Taxes arising out of such transactions.
The following terms not defined above are defined in the sections indicated below:

Definition	Defined
37600 Cessna Way	4.1(g)
37600 Cessna Way Operating Agreement	4.1(g)
Affordable Care Act	4.25(k)
Agreement	Preamble
ALLL	4.8
Bank Holding Company Act	3.1(a)
Bank Merger	Recitals
Bank Merger Agreement	Recitals
Bank Regulators	3.14
Bank Regulatory Approvals	3.2
Blue Sky Laws	3.2
Board Observer	6.13
BOHICA Intercreditor Group	4.1(j)
BOHICA Intercreditor Group Operating Agreement	4.1(j)
BRS	4.1(a)
BRS Operating Agreement	4.1(c)
C-470 Bowles	4.1(e)
Cash Consideration	2.3(a)
CB Quincy Properties	4.1(f)
CB Quincy Properties Operating Agreement	4.1(f)
CBC	3.2
CBCA	2.1
CDB	3.2
Centennial	Recitals
Change of Citywide Board Recommendation	6.3(a)
Citywide	Preamble
Citywide Audited Annual Financial Statements	4.5(a)

Citywide Banks Audited Annual Financial Statements	4.5(b)
Citywide Banks Common Stock	4.3
Citywide Banks Pre-December 31, 2016 Financial Statements	4.5(b)
Citywide Banks September 30, 2016 Balance Sheet	4.5(b)
Citywide Banks September 30, 2016 Related Financial Statements	4.5(b)
Citywide Banks Unaudited Annual Financial Statements	4.5(e)
Citywide Board Recommendation	6.3(a)
Citywide Common Stock	Recitals
Citywide Data	4.20(cc)
Citywide EMC	4.1(d)
Citywide EMC Operating Agreement	4.1(d)
Citywide Employees	6.5(a)
Citywide Financial	4.20(bb)
Citywide Insurance	4.20(dd)
Citywide IT Systems	4.19(b)
Citywide Latest Balance Sheet	4.5(d)
Citywide Pre-December 31, 2016 Financial Statements	4.5(a)
Citywide Regulatory Reports	4.10
Citywide September 30, 2016 Balance Sheet	4.5(a)
Citywide September 30, 2016 Related Financial Statements	4.5(a)
Citywide Series A Preferred Stock	4.3
Citywide Series I Common Stock	Recitals
Citywide Series II Common Stock	Recitals
Citywide Shareholder Meeting	6.3(a)
Citywide Unaudited Annual Financial Statements	4.5(d)
Closing	2.9
Closing Date	2.9
Code	Recitals
Colorado Statement of Merger	2.2(d)
D&O Insurance	6.8(b)
Delaware Certificate of Merger	2.2(d)
Department	4.24(c)
DGCL	2.1
Dissenting Shareholder	2.8(a)
Dissenting Shares	2.8(b)
Downwardly Adjusted Cash Consideration	2.4
Effective Date	2.2(d)
Effective Time	2.2(d)
EMC Holdings	4.11(b)
Environmental Costs	4.17(a)(i)
Environmental Law	4.17(a)(ii)
Exchange Act	3.2
Exchange Ratio	2.3(a)
Expenses	8.3
FDIA	3.1(b)
FDIC	3.2
Final Index Price	8.1(d)(vi)
First Tax Holdback Distribution	6.15(f)
Fractional Share Amount	2.3(b)
FRB	3.2

H2 Hanger	4.1(h)
H2 Hanger Operating Agreement	4.1(h)
Hazardous Materials	4.17(a)(iii)
Heartland	Preamble
Heartland 10-K Reports	3.5(a)
Heartland 10-Q Report	3.5(a)
Heartland Board Recommendation	6.3(b)
Heartland Common Stock	Recitals
Heartland Determination Date Stock Price	8.1(d)(vi)
Heartland Financial Statements	3.5(b)
Heartland Plans	6.5(b)
Heartland Regulatory Reports	3.7(a)
Heartland Series A Preferred Stock	3.4
Heartland Series B Preferred Stock	3.4
Heartland Series C Preferred Stock	3.4
Heartland Series D Preferred Stock	3.4
Heartland Shareholder Meeting	6.3(b)
Indemnified Party	6.8(a)
Index	8.1(d)(vi)
Index Ratio	8.1(d)(vi)
Initial Heartland Stock Price	8.1(d)(vi)
Initial Index Price	8.1(d)(vi)
Leased Real Property	4.15(c)
Letter of Transmittal	2.7(a)
List	4.17(a)(iv)
Marijuana-Related Business Loans	4.7(d)
Material Contracts	4.21(a)
Materially Burdensome Regulatory Condition	7.1(a)
Merger	Recitals
Merger Consideration	2.3(a)
NASDAQ	3.2
NAWS Investments	4.1(i)
NAWS Investments Operating Agreement	4.1(i)
Operating Real Property	4.15(c)
OREO	4.7(b)
Owned Real Property	4.15(b)
Proxy Statement/Prospectus	6.3(c)
Quinn	Recitals
Raymond James	3.15
Real Property	4.15(c)
Registration Statement	6.3(c)
Regulatory Action	4.17(a)(v)
Release	4.17(a)(vi)
Representatives	5.8(a)
Required Citywide Shareholder Vote	4.2(a)
Required Consents	5.6
Sandler O’Neill	4.23
Schmitz	Recitals
SEC	3.5(a)
Second Tax Holdback Distribution	6.15(g)

Securities Act	3.2
September 30, 2016 Balance Sheets	4.5(c)
September 30, 2016 Financial Statements	4.5(c)
Stock Consideration	2.3(a)
Surviving Corporation	2.1
Tax Claim	6.15(c)
Tax Indemnified Parties	6.15(b)
Termination Date	8.1(d)(i)
Third-Party Environmental Claim	4.17(a)(vii)
Third Tax Holdback Distribution	6.15(h)
Transfer Taxes	5.7(c)
Upwardly Adjusted Cash Consideration	2.4
WHMC	4.11(b)
Work Permits	4.24(c)

ARTICLE 2
MERGER
2.1    The Merger. Under the terms of this Agreement and subject to the satisfaction or waiver of the conditions set forth in Article 7, at the Effective Time, Citywide will be merged with and into Heartland. Heartland, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.” The Merger will be effected pursuant to the provisions of, and with the effect provided in, Section 252 of the Delaware General Corporation Law (the “DGCL”) and Section 7-111-106.5 of the Colorado Business Corporation Act (the “CBCA”).

2.2    Effect of Merger.

(a)At the Effective Time, Citywide will be merged with and into Heartland, and the separate existence of Citywide will cease. The Charter and the Bylaws of Heartland, as in effect immediately prior to the Effective Time, will be the Charter and the Bylaws of the Surviving Corporation, until the same may be amended as provided therein and in accordance with applicable Law. The directors and officers of Heartland immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and shall qualify; provided, however, that Schmitz will be nominated by Heartland and recommended to its shareholders for election to its Board of Directors in accordance with Section 6.13.

(b)At the Effective Time and thereafter, the Surviving Corporation will be responsible and liable for all the Liabilities, Indebtedness and penalties of each of Heartland and Citywide.

(c)At the Effective Time and thereafter, the Surviving Corporation will possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Heartland and Citywide; all property, real, personal and mixed, and all Indebtedness due on whatever account, and all and every other interest, of or belonging to or due to each of Heartland and Citywide, will be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in Heartland or Citywide, will not revert or be in any way impaired by reason of the Merger.

(d)To effect the Merger, the parties hereto will cause a Certificate of Merger substantially in the form attached hereto as Exhibit B (the “Delaware Certificate of Merger”) and a

Statement of Merger substantially in the form attached hereto as Exhibit C (the “Colorado Statement of Merger”) relating to the Merger to be filed with the Secretary of State of Delaware and the Secretary of State of Colorado, respectively. The Merger will become effective upon the filing of the Delaware Certificate of Merger and the Colorado Statement of Merger. As used herein, the term “Effective Date” will mean the date on which the Merger will become effective as provided in the preceding sentence, and the term “Effective Time” will mean the time on the Effective Date when the Merger will become effective. The Effective Date and the Effective Time will take place on the Closing Date.

2.3    Conversion of Citywide Common Stock.

(a)To effectuate the Merger, at the Effective Time, and without any further action of Heartland, Citywide or any holder of Citywide Common Stock, each issued and outstanding share of Citywide Common Stock (other than shares to be canceled pursuant to Section 2.3(c) and Dissenting Shares) will be canceled and extinguished and be converted into and become a right to receive (i) subject to Sections 2.4 and 6.15, $57.00 in cash (the “Cash Consideration”), and (ii) subject to Section 2.5, 3.300 shares (the “Exchange Ratio”) of Heartland Common Stock (the “Stock Consideration,” and, together with the Actual Cash Consideration, the “Merger Consideration”).

(b)No fractional shares of Heartland Common Stock will be issued for Citywide Converted Common Shares, and in lieu of any fractional share, Heartland will pay to each holder of Citywide Converted Common Shares who otherwise would be entitled to receive a fractional share of Heartland Common Stock an amount of cash (without interest) equal to the product of (i) the Heartland Closing Date Stock Price multiplied by (ii) the fractional share interest to which such holder would otherwise be entitled (the “Fractional Share Amount”).

(c)Each share of Citywide Common Stock held as treasury stock of Citywide or held directly or indirectly by Heartland, other than shares held in a fiduciary capacity or in satisfaction of Indebtedness previously contracted, will be canceled, retired and cease to exist, and no exchange or payment will be made with respect thereto.

2.4Adjustment to Cash Consideration for Changes in Adjusted Tangible Common Equity. If the Adjusted Tangible Common Equity is less than $113,000,000, the Cash Consideration will be reduced by an amount equal to (a) the amount by which the Adjusted Tangible Common Equity is below $113,000,000, divided by (b) the Citywide Shares Outstanding (the “Downwardly Adjusted Cash Consideration”). If the Adjusted Tangible Common Equity is greater than $114,800,000, the Cash Consideration will be increased by an amount equal to (x) the lesser of (A) $5,000,000 and (B) the amount by which the Adjusted Tangible Common Equity is above $114,800,000, divided by (y) the Citywide Shares Outstanding (the “Upwardly Adjusted Cash Consideration”).

2.5    Adjustments to Heartland Common Stock. In the event Heartland changes (or establishes a record date for changing) the number of shares of Heartland Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, recapitalization, reclassification, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Heartland Common Stock, or Heartland declares a stock dividend or extraordinary cash dividend, and the record date therefor will be prior to the Effective Date, the Exchange Ratio will be proportionately adjusted.

2.6    Rights of Holders of Citywide Common Stock; Capital Stock of Heartland.

(a)At and after the Effective Time and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Time represented the Citywide Converted Common Shares will be deemed for all purposes to evidence the right to receive the Stock Consideration and the Actual Cash Consideration for each Citywide Converted Common Share, and the record holder of such outstanding stock certificate will, after the Effective Time, be entitled to vote the shares of Heartland Common Stock into which such shares of Citywide Common Stock will have been converted on any matters on which the holders of record of Heartland Common Stock, as of any date subsequent to the Effective Time, will be entitled to vote. In any matters relating to such stock certificates, Heartland may rely conclusively upon the record of shareholders maintained by Citywide containing the names and addresses of the holders of record of Citywide Common Stock at the Effective Time.

(b)At and after the Effective Time, each share of capital stock of Heartland issued and outstanding immediately prior to the Effective Time will remain an issued and existing share of capital stock of the Surviving Corporation and will not be affected by the Merger.

2.7    Payment and Exchange of Certificates.

(a)Payment of Merger Consideration; Exchange of Certificates. Within five (5) Business Days after the Closing, Heartland will cause to be distributed to each holder of shares of Citywide Common Stock a letter of transmittal or other appropriate materials to facilitate the surrender of certificates representing such shares in exchange for the Stock Consideration and the Actual Cash Consideration for each Citywide Converted Common Share (a “Letter of Transmittal”). Within five (5) Business Days after surrender to Heartland or to a paying agent appointed by Heartland of any certificate which prior to the Effective Date represented a share of Citywide Common Stock, Heartland or such paying agent will distribute to the Person in whose name such certificate is registered, the Stock Consideration and the Actual Cash Consideration, and, if applicable, cash in the amount of any Fractional Share Amount.

(b)Failure to Surrender Certificates. If outstanding certificates formerly representing Citywide Converted Common Shares are not surrendered prior to the date on which the Merger Consideration to which any holder of such shares is entitled as a result of the Merger would otherwise escheat to or become the property of any Governmental Entity, the unclaimed Merger Consideration will, to the extent permitted by abandoned property and any other applicable Law, become the property of Heartland (and, to the extent not in Heartland’s possession, will be paid over to Heartland), free and clear of any and all claims or interest of any Person except the holder of the Citywide Converted Shares that have not been surrendered. Any former shareholder of Citywide who has not theretofore complied with this Article 2 will thereafter look only to Heartland with respect to the payment of the Merger Consideration, any cash in lieu of fractional shares and any unpaid dividends and distributions on the Heartland Common Stock deliverable in respect of each share of Citywide Common Stock such shareholder holds. Notwithstanding the foregoing, neither Heartland nor any other Person will be liable to any former holder of Citywide Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or other similar Laws.

(c)Lost Certificates. In the event that any certificate representing Citywide Converted Common Shares will have been lost, stolen or destroyed, Heartland will issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form reasonably satisfactory to Heartland’s paying agent, the Merger Consideration for each Citywide Converted Common Share; provided, however, that Heartland or Heartland’s paying agent may, as a condition precedent to the issuance and payment of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to provide an indemnity against any claim that may be made against Heartland, Citywide or any other party with respect to the certificate alleged to have been lost, stolen or destroyed. Heartland or Heartland’s paying agent will not require such holder to deliver a bond or other security or collateral with respect to such indemnity obligation.

(d)Dividends. Until outstanding certificates formerly representing Citywide Converted Common Shares are surrendered as provided in Section 2.7(a) and (c), no dividend or distribution payable to holders of record of shares of Heartland Common Stock will be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder, there will be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of Heartland Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring on or subsequent to the Effective Time.

(e)Full Satisfaction. The Merger Consideration issued and paid upon the surrender for exchange of each Citywide Converted Common Share in accordance with the terms and conditions of this Agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Citywide Converted Common Share.

2.8    Dissenting Shares.

(a)Notwithstanding any provision of this Agreement to the contrary, any shares of Citywide Common Stock held by a Person (a “Dissenting Shareholder”) who has demanded and perfected a demand for payment of the fair value of his, her or its shares of Citywide Common Stock in accordance with Section 7-113-101, et seq., of the CBCA and, as of the Effective Time, has neither effectively withdrawn nor lost his, her or its right to such demand will not represent a right to receive Merger Consideration for any share of Citywide Common Stock pursuant to Sections 2.3(a), 2.4 and 2.5, but in lieu thereof the holder thereof will be entitled to only such rights as are granted by the CBCA.

(b)Notwithstanding the provisions of Section 2.8(a), if any Dissenting Shareholder demanding payment of fair value of such Dissenting Shareholder’s shares of Citywide Common Stock (“Dissenting Shares”) under CBCA will effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Shareholder’s right to demand such payment, then, as of the Effective Time or the time of such withdrawal or loss, whichever occurs later, each Dissenting Share will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Sections 2.3(a), 2.4 and 2.5 upon surrender of the certificate or certificates representing such Dissenting Shares.

(c)Citywide will give Heartland prompt notice of any demands by a Dissenting Shareholder for payment of fair value of his, her or its shares of Citywide Common Stock, or notices of intent to demand such payment received by Citywide pursuant to Section 7-113-101, et seq. of the CBCA, and Heartland will have the right, at its expense, to direct all negotiations and proceedings with respect to such demands. Citywide will not, except with the prior written consent of Heartland (which will not be unreasonably withheld, conditioned or delayed) or as otherwise required by Law, make any payment with respect to, settle, or offer to settle, any such demands. Heartland will make any payments, settlement and offers of settlements to Dissenting Shareholders with respect to demands made pursuant to Section 7-113-101, et seq. of the CBCA.

2.9    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Heartland located at 1398 Central Avenue, Dubuque, Iowa, or at a location otherwise agreed upon by Citywide and Heartland. The Closing will take place as soon as practicable once the conditions in Article 7 have been satisfied or waived but in any event within ten (10) Business Days after the date on which all such conditions have been satisfied or waived, unless the parties otherwise agree (the “Closing Date”). The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(a)Subject to the conditions set forth in this Agreement, on the Closing Date, Citywide will deliver or make available to Heartland:

(i)the certificate of Citywide, dated the Closing Date, required by Section 7.3(c);

(ii)the certificate of Citywide, dated the Closing Date, required by Section 7.3(d);

(iii)a certificate of Citywide dated the Closing Date (A) stating the number of shares of Citywide Common Stock outstanding immediately prior to the Effective Time, (B) stating that there are no other shares of capital stock of Citywide or options, warrants, rights to acquire, or securities convertible into capital stock of Citywide, outstanding as of the Closing Date, and (C) the number and the series of the Dissenting Shares;

(iv)duly executed copies of all Required Consents;

(v)a copy of the text of the resolutions adopted by the Board of Directors of Citywide Banks, and by Citywide as the sole shareholder of Citywide Banks, authorizing the Bank Merger;

(vi)certificates representing all outstanding shares of Citywide Banks Common Stock, which will be free of any Encumbrance;

(vii)the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of Citywide and Citywide Banks;

(viii)releases of all Encumbrances on the Operating Real Property, other than Permitted Encumbrances;

(ix)certificates executed by appropriate officials of the State of Colorado as to (A) the good standing of Citywide and Citywide Banks, which will be dated as of a date not earlier than the third Business Day prior to the Closing, and (B) the payment of all applicable state Taxes by Citywide and Citywide Banks, which will be dated as of a date not earlier than 30 days prior to the Closing;

(x)a duly executed FIRPTA statement for purposes of satisfying Heartland’s obligations under Section 1.1445-2(c) of the Treasury Regulations; and

(xi)such other certificates, documents and instruments that Heartland reasonably requests for the purpose of (1) evidencing the accuracy of the representations and warranties of Citywide, (2) evidencing the performance and compliance by Citywide with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.3 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

(b)Subject to the conditions set forth in this Agreement, on the Closing Date, Heartland will deliver or make available to Citywide:

(i)the certificate of Heartland, dated the Closing Date, required by Section 7.2(c);

(ii)the certificate of Heartland, dated the Closing Date, required by Section 7.2(d); and

(iii)such other certificates, documents and instruments that Citywide reasonably requests for the purpose of (1) evidencing the accuracy of the representations and warranties of Heartland, (2) evidencing the performance and compliance by Heartland with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.2 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

2.10    Withholding. Heartland or its paying agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement any amounts required to be withheld or deducted with respect to such consideration under any applicable provisions of all Laws relating to Taxes (including the Code), which amounts will be remitted by Heartland on a timely basis to the appropriate Governmental Entity pursuant to applicable Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Citywide Common Stock in respect of which such deduction and withholding was made.

2.11    Tax-Free Reorganization. The acquisition contemplated by this Agreement is intended to be a reorganization within the meaning of Section 368(a) of the Code and Treasury Regulations promulgated thereunder, and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code. Each party to this Agreement agrees to treat this acquisition as a reorganization within the meaning of Section 368(a) of the Code and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations under Section 368 of the Code, unless and until there is a determination, within the meaning of Section 1313 of the Code that such treatment is not correct.

2.12    Additional Actions. If, at any time after the Effective Time, Heartland will consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to: (a) vest, perfect or confirm, of record or otherwise, in Heartland its right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of any of the

Citywide Entities; or (b) otherwise carry out the purposes of this Agreement, Heartland and its proper officers and directors or their designees will be authorized to execute and deliver, in the name and on behalf of any of the Citywide Entities all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of such Citywide Entity, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Heartland’s right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of any of the Citywide Entities and otherwise to carry out the purposes of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF HEARTLAND

Heartland hereby represents and warrants to Citywide as follows:
3.1    Organization and Qualification.

(a)Heartland is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. Heartland is registered as a bank holding company under Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). Heartland is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership or property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a Material Adverse Effect on Heartland. The copies of the Charter and Bylaws of Heartland which have been provided to Citywide prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. Heartland is not in violation of any provision of its Charter or Bylaws.

(b)Centennial is a Colorado corporation authorized to transact business as a bank in Colorado duly organized, validly existing and in good standing under the Laws of the State of Colorado. Centennial has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. Centennial is an insured bank as defined in the Federal Deposit Insurance Act, as amended (the “FDIA”). Centennial has no Subsidiaries. The nature of the business of Centennial does not require it to be qualified to do business in any jurisdiction other than the State of Colorado. Centennial has no equity interest, direct or indirect, in any bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of Indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity. The copies of the Charter and Bylaws of Centennial which have been provided to Citywide prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. Centennial is not in violation of any provision of its Charter or Bylaws.

3.2    Authority Relative to this Agreement; Non-Contravention. Heartland has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents (to which it is a party) and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Transaction Documents by Heartland and the consummation by Heartland of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Heartland. Other than the approval of the Heartland Charter Amendment by the required vote of the Heartland shareholders, no other corporate proceedings on the part of Heartland are necessary to authorize this Agreement and the Transaction Documents (to which it is a party), or to consummate the Merger or any other transactions contemplated hereby or thereby. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the DGCL or any applicable provisions of the takeover Laws of Delaware or any other state (and any comparable provisions of the Heartland Charter or Bylaws), apply or will apply to Heartland’s or Centennial’s execution and delivery of, and consummation by Heartland or Centennial of this Agreement or the Bank Merger Agreement, as the case may be, or the transactions contemplated by this Agreement and the Bank Merger Agreement. This Agreement and the Transaction Documents (to which Heartland is a party) have been duly executed and delivered by Heartland and constitutes a valid and binding obligation of Heartland, enforceable in accordance with its terms, subject to the Remedies Exception. Heartland is not subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any Contract, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any Law, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its or any of its Subsidiaries’ assets would be created, by its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby and thereby, other than any such breaches or violations which will not, individually or in the aggregate, have a Material Adverse Effect on Heartland or the consummation by it of the transactions contemplated hereby. Other than in connection with obtaining any approvals or waivers from the Board of Governors of the Federal Reserve System (the “FRB”) for the Merger required under Bank Holding Company Act, any approvals from the Colorado Division of Banking (the “CDB”) for the Merger and the Bank Merger required under Section 11-104-22 of the Colorado Banking Code (the “CBC”) and any approvals from the Federal Deposit Insurance Corporation (the “FDIC”) for the Bank Merger required under Bank Merger Act (such approvals or waivers under the Bank Holding Company Act, the CBC and the Bank Merger Act being hereafter collectively referred to as the “Bank Regulatory Approvals”); approvals to issue Heartland Common Stock under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), under state securities or blue sky laws and the rules and regulations thereunder (“Blue Sky Laws”), and under the rules of the NASDAQ Stock Market, Inc. (“NASDAQ”); filings with respect to the Merger under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”); the filing with respect to the Merger of the Delaware Certificate of Merger and the Colorado Statement of Merger with the Secretary of State of Delaware and the Secretary of State of Colorado, respectively; the filing with respect to the Bank Merger of a statement of merger with the Secretary of State of Colorado; and the filing of a Certificate of Amendment containing the Heartland Charter Amendment with the Secretary of State of Delaware; no Governmental Authorization is necessary on the part of Heartland, except for such Governmental Authorizations as to which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Heartland or the consummation by it of the transactions contemplated by this Agreement.

3.3    Validity of Heartland Common Stock. Subject to the effectiveness of the Heartland Charter Amendment, the shares of Heartland Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrance. Subject to the effectiveness of the Heartland Charter Amendment, such shares of Heartland Common Stock will be authorized for listing on the NASDAQ Global Select Market or other national securities exchange upon official notice of issuance. The shares of Heartland Common Stock to be issued pursuant to this Agreement will be free of any preemptive rights of the shareholders of Heartland or any other Person. The shares of Heartland Common Stock to be issued pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of Heartland Common Stock issued to any holders of Citywide Common Stock who may be deemed to be an Affiliate of Heartland after completion of the Merger.

3.4    Capital Stock. The authorized capital stock of Heartland consists of 30,000,000 shares of Heartland Common Stock, and 200,000 shares of Preferred Stock, par value $1.00 per share, of which 16,000 shares have been designated Series A Junior Participating Preferred Stock (“Heartland Series A Preferred Stock”), 81,698 shares have been designated Series B Fixed Rate Cumulative Perpetual Preferred Stock (“Heartland Series B Preferred Stock”), 81,698 shares have been designated Senior Non-Cumulative Perpetual Preferred Stock, Series C (“Heartland Series C Preferred Stock”) and 3,000 shares have been designated Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D (“Heartland Series D Preferred Stock”). As of December 31, 2016, (a) (i) 26,119,929 shares of Heartland Common Stock were issued and outstanding (excluding 1,897 shares of Heartland Common Stock held in treasury), (ii) 810,250 shares of Heartland Common Stock were reserved for issuance pursuant to Heartland’s stock incentive and employee stock purchase plans, (iii) 42,995 shares of Heartland Common Stock were reserved for issuance pursuant to Heartland Series D Preferred Stock, (iv) 20,477 shares of Heartland Common Stock were reserved for issuance to holders of the CIC Bancshares, Inc. 6.5% Subordinated Notes Due 2019 assumed by Heartland on February 5, 2016, and (v) Heartland expects to issue up to 460,000 shares of Heartland Common Stock pursuant to the Agreement and Plan of Merger dated as of October 29, 2016 between Heartland and Founders Bancorp, (b) no shares of Heartland Series A Preferred Stock were issued and outstanding, (c) no shares of Heartland Series B Preferred Stock were issued and outstanding, (d) no shares of Heartland Series C Preferred Stock were issued and outstanding, and (e) 1,078 shares of Heartland Series D Preferred Stock were issued and outstanding.

3.5    Exchange Act Reports; Financial Statements.

(a)Prior to the execution of this Agreement, Heartland has made available to Citywide complete and accurate copies of (i) Heartland’s Annual Reports on Form 10‑K for the years ended December 31, 2013, 2014 and 2015, as amended (the “Heartland 10‑K Reports”), as filed under the Exchange Act with the Securities and Exchange Commission (the “SEC”), (ii) all Heartland proxy statements and annual reports to shareholders used in connection with meetings of Heartland shareholders held since January 1, 2013, and (iii) Heartland’s Quarterly Report on Form 10‑Q for the quarter ended September 30, 2016 (the “Heartland 10‑Q Report”), as filed under the Exchange Act with the SEC. As of their respective dates (or if amended, as of the date so amended), such documents, together with all other material reports and statements (and any amendments required to be made with respect thereto) that Heartland was required to file with the SEC pursuant to the Exchange Act after January 1, 2014, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable Laws and rules and regulations of the SEC. Since January 1, 2013, Heartland has filed all reports that it was required to file with the SEC pursuant to the Exchange Act.

(b)Heartland’s financial statements (including any footnotes thereto) contained in the Heartland 10‑K Reports and the Heartland 10‑Q Report (the “Heartland Financial Statements”) were prepared in accordance with GAAP (except that the financial statements set forth in the Heartland 10‑Q report may not contain all notes required by GAAP and are subject to year-end adjustments, none of which is material) and fairly present the consolidated financial position of Heartland and its Subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended.

(c)The Heartland Financial Statements disclose all material Liabilities of Heartland and its Subsidiaries to the extent required by GAAP.

3.6    No Material Adverse Changes. Since September 30, 2016, and except as otherwise disclosed in reports filed with the SEC prior to the date hereof, there has been no material adverse change in, and no event, occurrence or development in the business of Heartland or its Subsidiaries that, taken together with any other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect on Heartland or its Subsidiaries or on the consummation of the transactions contemplated hereby. Except with respect to the transactions contemplated hereby, and except as otherwise disclosed in reports filed with the SEC prior to the date hereof, since September 30, 2016, Heartland and each of its Subsidiaries has conducted its respective business only in the Ordinary Course of Business.

3.7    Reports and Filings; Compliance with Laws.

(a)Since January 1, 2013, each of Heartland and its Subsidiaries has filed each report or other filing it was required to file with any federal or state banking or bank holding company or other Governmental Entity having jurisdiction over it (together with all exhibits thereto, the “Heartland Regulatory Reports”), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on Heartland or on the consummation of the transactions contemplated hereby. As of their respective dates or as subsequently amended prior to the date hereof, each Heartland Regulatory Report was true and correct in all material respects and complied in all material respects with applicable Laws.

(b)Heartland and Centennial are, and at all times since January 1, 2013 have been, in compliance in all material respects with all Laws, Governmental Orders or Governmental Authorizations.

(c)Since January 1, 2013, each of Heartland and Centennial has held all Governmental Authorizations required for the conduct of its business, except where the failure to hold any such Governmental Authorization would not have a Material Adverse Effect on Heartland or Centennial.

(d)Neither Heartland nor Centennial is a party to or is subject to any Governmental Order, written agreement or memorandum of understanding with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Bank Regulator, nor has Heartland or Centennial adopted any policies, procedures or board resolutions at the request or suggestion of, any Bank Regulator that would reasonably be expected to impair the ability of Heartland to obtain the Bank Regulatory Approvals or to operate the Surviving Corporation in the Ordinary Course of Business after the Closing Date.

(e)No Governmental Entity has initiated since December 31, 2013 or currently has pending any proceeding or enforcement action against Heartland or Centennial.

3.8    Regulatory Approvals. As of the date hereof, Heartland is not aware of any fact or circumstance relating to it or any of its Subsidiaries that would materially impede or delay receipt of any Bank Regulatory Approvals or that would likely result in the Bank Regulatory Approvals not being obtained. Neither Heartland nor any of its Subsidiaries is a party to or is subject to any Governmental

Order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that would reasonably be expected to, impair the ability of Heartland to obtain the Bank Regulatory Approvals in a timely fashion or to operate the Surviving Corporation in the Ordinary Course of Business after the Closing Date. Heartland has not received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby, and has no reason to believe that, if requested, any Governmental Authority required to approve the transactions contemplated hereby would oppose or fail to grant its consent or approval to such transactions.

3.9    Certain Tax Matters. Neither Heartland nor any Affiliate has taken or agreed to take any action or knows of any circumstances that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a)(1) of the Code.

3.10    Litigation. There is no Litigation pending against, or, to the knowledge of Heartland, threatened against Heartland or its Subsidiaries, any present or former officer, director or employee of Heartland or its Subsidiaries (relating to their capacity as such) or any Person for whom Heartland or its Subsidiaries may be liable or to which any of their respective properties or assets may be subject before or by any Governmental Entity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Heartland or its Subsidiaries or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

3.11    Financial Ability. Heartland has cash on hand to pay the Actual Cash Consideration for each Citywide Converted Common Share and to satisfy all of its other obligations under this Agreement and consummate the transactions contemplated by this Agreement.

3.12    Internal Controls. Heartland and each of its Subsidiaries maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (a) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (b) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that would have a material effect on the financial statements of Heartland or such Subsidiary.

3.13    NASDAQ. Heartland is in compliance in all material respects with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

3.14    Community Reinvestment Act. Centennial had a rating of “satisfactory” or better as of its most recent CRA examination, and Centennial has not received written notice of any facts or circumstances exist that would reasonably be expected to cause Centennial to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Governmental Entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (collectively, “Bank Regulators”) of lower than “satisfactory.”

3.15    No Brokers or Finders. Except for fees and other compensation payable to Raymond James & Associates, Inc. (“Raymond James”) and Panoramic Capital Advisors, Inc., there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Heartland or any of its Subsidiaries.

3.16    Fairness Opinion. Heartland has received an opinion from Raymond James addressed to the Board of Directors of Heartland to the effect that, as of the date of such opinion, and based upon the assumptions and qualifications contained therein, the Merger Consideration is fair, from a financial point of view, to Heartland.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CITYWIDE

Citywide hereby represents and warrants to Heartland that, except as described in the Disclosure Schedules:
4.1Organization and Qualification.

(a)Citywide is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado, and has the requisite corporate power to carry on its business as now conducted. Citywide is a bank holding company registered under Bank Holding Company Act. Except for Citywide Banks and Bankers Realty Solutions LLC (“BRS”), Citywide has no direct Subsidiaries. Citywide is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the issued and outstanding securities and membership interests of Citywide Banks and BRS, respectively, free and clear of any Encumbrance. The copies of the Charter and Bylaws of Citywide which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. Citywide is not in violation of any provisions of its Charter and Bylaws.

(b)Citywide Banks is a Colorado corporation authorized to conduct business as a bank in Colorado duly organized, validly existing and in good standing under the Laws of the State of Colorado. Citywide Banks has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. Citywide Banks is an insured bank as defined in the FDIA. Citywide Banks has no Subsidiaries, except that Citywide Banks owns 100% of the issued and outstanding equity interests in each of the Citywide Banks Subsidiaries. The nature of the business of Citywide Banks does not require it to be, and it is not, qualified to do business in any jurisdiction other than the State of Colorado. The copies of the Charter and Bylaws of Citywide Banks which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. Citywide Banks is not in violation of any provisions of its Charter and Bylaws.

(c)BRS is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado. BRS has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of BRS does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Colorado. The copy of the Operating Agreement dated November 15, 2015 of BRS (the “BRS Operating Agreement”) which has been provided to

Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. BRS is not in violation of any provisions of the BRS Operating Agreement.

(d)Citywide EMC, LLC (“Citywide EMC”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. Citywide EMC has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of Citywide EMC does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Colorado. The copy of the Operating Agreement dated December 4, 2015 of Citywide EMC (the “Citywide EMC Operating Agreement”) which has been provided to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. Citywide EMC is not in violation of any provisions of the Citywide EMC Operating Agreement.

(e)C-470 Bowles Development I Public Improvement Company (“C-470 Bowles”) is a non-profit corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. C-470 Bowles has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of C-470 Bowles does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Colorado. The copies of the Charter and Bylaws of C-470 Bowles which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. C-470 Bowles is not in violation of any provisions of its Charter and Bylaws.

(f)CB Quincy Properties, LLC (“CB Quincy Properties”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. CB Quincy Properties has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of CB Quincy Properties does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Colorado. The copy of the Operating Agreement dated April 4, 2012 of CB Quincy Properties (the “CB Quincy Properties Operating Agreement”) which has been provided to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. CB Quincy Properties is not in violation of any provisions of the CB Quincy Properties Operating Agreement.

(g)37600 Cessna Way LLC (“37600 Cessna Way”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. 37600 Cessna Way has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of 37600 Cessna Way does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Colorado. The copy of the Operating Agreement dated February 26, 2013 of 37600 Cessna Way (the “37600 Cessna Way Operating Agreement”) which has been provided to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. 37600 Cessna Way is not in violation of any provisions of the 37600 Cessna Way Operating Agreement.

(h)H2 Hangar LLC (“H2 Hangar”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. H2 Hangar has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of H2 Hangar does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Colorado. The copy of the Operating Agreement dated June 13, 2016 of H2 Hangar (the “H2 Hangar Operating Agreement”) which has been provided to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. H2 Hangar is not in violation of any provisions of the H2 Hangar Operating Agreement.

(i)NAWS Investments, LLC (“NAWS Investments”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. NAWS Investments has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of NAWS Investments does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Colorado. The copy of the Operating Agreement dated November 6, 2007 of Naws Investments (the “NAWS Investments Operating Agreement”) which has been provided to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. NAWS Investments is not in violation of any provisions of the NAWS Investments Operating Agreement.

(j)BOHICA Intercreditor Group, LLC (“BOHICA Intercreditor Group”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado. BOHICA Intercreditor Group has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of BOHICA Intercreditor Group does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Colorado. The copy of the Operating Agreement dated July 1, 2002 of BOHICA Intercreditor Group (the “BOHICA Intercreditor Group Operating Agreement”) which has been provided to Heartland prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. BOHICA Intercreditor Group is not in violation of any provisions of the BOHICA Intercreditor Group Operating Agreement.

(k)The Statutory Trusts are duly organized, validly existing under the Delaware Statutory Trust Act and the Laws of the State of Delaware. Citywide is, and as of the Closing Date, will be the lawful record and beneficial owner of all of the Statutory Trust Securities that are common securities. The copies of the Statutory Trust Declarations of Trust which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. The Statutory Trusts are not in violation of any provisions of the Statutory Trust Declarations of Trust.

4.2    Authority Relative to this Agreement; Non-Contravention.

(a)Citywide has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents (to which Citywide is a party) and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Transaction Documents by Citywide and the consummation by Citywide of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Citywide. Other than the approval of the Merger by holders of two-thirds of the issued and outstanding shares of Citywide Series I Common Stock entitled to vote and two-thirds of the issued and outstanding shares of Citywide Series II Common Stock entitled to vote, each such series of Citywide Common Stock voting separately as a class (the “Required Citywide Shareholder Vote”), no other corporate proceedings on the part of Citywide are necessary to authorize this Agreement and the Transaction Documents, or to consummate the Merger or any other transactions contemplated hereby or thereby. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the CBCA or any applicable provisions of the takeover Laws of Colorado or any other state (and any comparable provisions of the Citywide Charter or Bylaws), apply or will apply to Citywide’s or Citywide Banks’ execution and delivery of, and consummation by Citywide or Citywide Banks of this Agreement or the Bank Merger Agreement, as the case may be, or the transactions contemplated by this Agreement and the Bank Merger Agreement.

(b)This Agreement and the Transaction Documents (to which Citywide is a party) have been duly executed and delivered by Citywide and constitute a valid and binding obligation of Citywide, enforceable in accordance with its terms, subject to the Remedies Exception. None of the Citywide Entities is subject to, or obligated under, any provision of (i) its Charter, Bylaws, operating agreement or other governing documents, (ii) any Contract, (iii) any license, franchise or permit or (iv) subject to obtaining the approvals referred to in the next sentence, any Law, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement and the Transaction Documents (to which Citywide is a party), or the consummation of the transactions contemplated hereby and thereby, other than any such breaches or violations which will not, individually or in the aggregate, have a Material Adverse Effect on a Citywide Entity or the consummation of the transactions contemplated hereby and thereby.

(c)Other than the Bank Regulatory Approvals and the filing of the Delaware Certificate of Merger and the Colorado Statement of Merger with the Secretary of State of Delaware and the Secretary of State of Colorado, respectively, no Governmental Authorization is necessary on the part of any of the Citywide Entities for the consummation by Citywide of the transactions contemplated by this Agreement and the Transaction Documents, except for such Governmental Authorizations as to which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on a Citywide Entity or the consummation of the transactions contemplated hereby or thereby.

4.3    Capitalization. The authorized capital stock of Citywide consists of (a) 250,000 shares of Citywide Series I Common Stock, (b) 5,000,000 shares of Citywide Series II Common Stock shares of Citywide Common Stock, and (c) 1,000,000 shares of Preferred Stock, no par value. As of December 31, 2016, (i) 3 shares of Citywide Series I Common Stock were issued and outstanding, (ii) 974,613 shares of

Citywide Series II Common Stock were issued and outstanding, and (iii) 5,050 shares of 7.5% Senior Non-Cumulative Perpetual Preferred Stock, Series A, of Citywide (the “Citywide Series A Preferred Stock”) were issued and outstanding. The shares of Citywide Series A Preferred Stock do not contain any conversion privileges or other rights obligating Citywide to issue, sell, purchase or redeem any shares of its capital stock or shares or obligations of any kind convertible into or exchangeable for any shares of its capital stock. The authorized capital stock of Citywide Banks consists of 46,000 shares of Class A Common Stock, $10.00 par value (“Citywide Banks Common Stock”). Of the authorized shares of Citywide Banks Common Stock, 655 shares of Citywide Banks Common Stock are issued and outstanding. All of the issued and outstanding shares of Citywide Banks Common Stock are owned by Citywide, free and clear of any Encumbrance. All of the equity interests of BRS and each of the Citywide Banks Subsidiaries are owned by Citywide and Citywide Banks, respectively, free and clear of any Encumbrance. The issued and outstanding shares of Citywide Common Stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. The issued and outstanding equity interests of BRS and each of the Citywide Banks Subsidiaries are duly authorized and validly issued, and the terms of the BRC Operating Agreement and the Citywide Banks Subsidiaries’ Operating Agreements or Charter Documents do not provide for, or authorize, assessments against equity owners of BRC or the Citywide Banks Subsidiaries, respectively. There are no options, warrants, conversion privileges or other rights or Contracts obligating Citywide or Citywide Banks to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of capital stock of Citywide or capital stock of Citywide Banks, or the earnings or other attributes of Citywide or Citywide Banks. There are no options, warrants, conversion privileges or other rights or Contracts obligating BRS or any of the Citywide Banks Subsidiaries to issue, sell, purchase or redeem any of its equity interests or obligations of any kind convertible into or exchangeable for any of its equity interests, nor are there any equity interest appreciation, phantom or similar rights outstanding based upon the book value or any attribute of the equity interests of BRS or any of the Citywide Banks Subsidiaries, or the earnings or other attributes of BRS or any of the Citywide Banks Subsidiaries.

4.4    Ownership of Citywide Common Stock. Schedule 4.4 sets forth, for all of the issued and outstanding shares of Citywide Common Stock and Citywide Series A Preferred Stock, (a) the name of the holder of such shares, (b) the number of shares of Citywide Series I Common Stock, Citywide Series II Common Stock and Citywide Series A Preferred Stock owned by each such holder, and (c) the domicile address of each such holder. Except for the Shareholder Voting Agreement, there are no shareholder agreements, voting agreements, proxies, voting trusts or other understanding agreements or commitments with or among one or more of such shareholders with respect to the voting, disposition or other incidents of ownership of any shares of Citywide Common Stock or Citywide Series A Preferred Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on Citywide Common Stock, including any restriction on the right of a shareholder to vote, sell or otherwise dispose of such Citywide Common Stock.

4.5    Financial Statements.

(a)Citywide has made available to Heartland copies of the audited consolidated balance sheets of Citywide as of December 31, 2013, 2014, and 2015 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (collectively, together with any notes thereto, the “Citywide Audited Annual Financial Statements”). Citywide has made available to Heartland copies of its unaudited consolidated balance sheets as of September 30, 2016, and the related statements of operations, changes in shareholders’ equity and cash flows for the nine-month period then ended. The consolidated balance sheet of Citywide as of September 30, 2016 is herein referred to as the “Citywide September 30, 2016 Balance Sheet,” and the related statement of income, shareholders’ equity and cash flows for the nine-month period then ended are herein referred to as the “Citywide September 30, 2016 Related Financial Statements.” The Citywide Audited Annual Financial Statements, the Citywide September 30, 2016 Balance Sheet and the Citywide September 30, 2016 Related Financial Statements are collectively referred to as the “Citywide Pre-December 31, 2016 Financial Statements.” The Citywide Pre-December 31, 2016 Financial Statements are based upon the books and records of the Citywide Entities, and have been prepared in accordance with GAAP (except that the September 30, 2016 Citywide Balance Sheet and the Citywide September 30, 2016 Related Financial Statements may not contain all notes required by GAAP and are subject to year-end adjustments, none of which is material). The Citywide Pre-December 31, 2016 Financial Statements fairly present the consolidated financial position of Citywide as of the dates thereof and the consolidated results of operations and, as applicable, changes in shareholders’ equity and cash flows for the periods then ended.

(b)Citywide has made available to Heartland copies of the audited balance sheets of Citywide Banks as of December 31, 2013, 2014 and 2015 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (together with any notes thereto, the “Citywide Banks Audited Annual Financial Statements”). Citywide has made available to Heartland copies of the balance sheets of Citywide Banks as of September 30, 2016 and the related statement of operations for the nine-month period then ended. The balance sheet of Citywide Banks as of September 30, 2016 is herein referred to as the “Citywide Banks September 30, 2016 Balance Sheet,” and the related statement of operations for the nine-month period then ended is herein referred to as the “Citywide Banks September 30, 2016 Related Financial Statements.” The Citywide Banks Audited Annual Financial Statements, the Citywide September 30, 2016 Balance Sheet and the Citywide Banks September 30, 2016 Related Financial Statements are collectively referred to as the “Citywide Banks Pre-December 31, 2016 Financial Statements.” The Citywide Banks Pre-December 31, 2016 Financial Statements are based upon the books and records of Citywide Banks and have been prepared in accordance with GAAP (except that the Citywide Banks September 30, 2016 Balance Sheet and the Citywide Banks September 30, 2016 Related Financial Statements may not contain all notes required by GAAP and are subject to year-end adjustments, none of which are material). The Citywide Banks Pre-December 31, 2016 Financial Statements fairly present the financial position of Citywide Banks as of the dates thereof and the results of operations, changes in shareholder’s equity and cash flows for the periods then ended.

(c)The Citywide September 30, 2016 Balance Sheet and the Citywide Banks September 30, 2016 Balance Sheet are collectively referred to as the “September 30, 2016 Balance Sheets,” and the Citywide September 30, 2016 Related Financial Statements and the Citywide Banks September 30, 2016 Related Financial Statements are collectively referred to as the “September 30, 2016 Financial Statements.”

(d)Citywide has made available to Heartland copies of its unaudited consolidated balance sheets as of December 31, 2016, and the related statements of operations, changes in shareholders’ equity and cash flows for the year then ended (together with any notes thereto, the “Citywide Unaudited Annual Financial Statements”). The Citywide Unaudited Annual Financial Statements are based upon the books and records of the Citywide Entities, and have been prepared in accordance with GAAP (except that the Citywide Unaudited Annual Financial Statements may not contain all notes required by GAAP). The Citywide Unaudited Annual Financial Statements fairly present the consolidated financial position of Citywide as of the date thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the year then ended. The balance sheet contained in the Citywide Unaudited Annual Financial Statements is herein referred to as the “Citywide Latest Balance Sheet.”

(e)Citywide has made available to Heartland copies of the unaudited balance sheets of Citywide Banks as of December 31, 2016 and the related statement of operations for the year then ended (together with any notes thereto, the “Citywide Banks Unaudited Annual Financial Statements”). The Citywide Banks Unaudited Annual Financial Statements are based upon the books and records of Citywide Banks and have been prepared in accordance with GAAP (except that the Citywide Banks Unaudited Annual Financial Statements may not contain all notes required by GAAP). The Citywide Banks Unaudited Annual Financial Statements fairly present the financial position of Citywide Banks as of the date thereof and the results of operations, changes in shareholder’s equity and cash flows for the periods then ended.

4.6    Absence of Undisclosed Liabilities; Commitments To Extend Credit. None of Citywide Entities has any Liability and, to the Knowledge of Citywide, there is no basis for any present or future Litigation, charge, complaint or demand against any of the Citywide Entities, giving rise to any Liability, except (a) as reflected or expressly reserved against in the Latest Citywide Balance Sheet, (b) a Liability that has arisen after the date of the Latest Citywide Balance Sheet in the Ordinary Course of Business (none of which is a material uninsured Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law), or (c) obligations under any Contract listed on a Disclosure Schedule to this Agreement or under a Contract not required to be listed on such a Disclosure Schedule. Except as set forth in Schedule 4.6, there are no Contracts binding upon Citywide or Citywide Banks to extend credit, in the amount per “one borrower” (as combined and aggregated as set forth in 12 C.F.R. §32.5), of $500,000 or more.

4.7    Loans.

(a)The documentation relating to each loan made by Citywide Banks and relating to all security interests, mortgages and other liens with respect to all collateral for each such loan are adequate for the enforcement of the material terms of each such loan and of the related security interests, mortgages and other liens. The terms of each such loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable Laws (including Laws relating to the extension of credit).

(b)Except as set forth in Schedule 4.7(b), Citywide Banks has no outstanding loans or assets classified as “Other Real Estate Owned” (“OREO”). There are no loans, leases, other extensions of credit or commitments to extend credit of Citywide or Citywide Banks that have been or, to the Knowledge of Citywide, should have been classified by Citywide or Citywide Banks as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. Citywide has disclosed all of the “substandard,” “doubtful,” “loss,” “special mention,” “nonperforming” or “problem” loans of Citywide Banks on the “watch list” of Citywide Banks, a copy of which is attached as Schedule 4.7(b). Since January 1, 2013, no borrower with respect to a loan of Citywide Banks has: (i) filed, or consented by answer or otherwise to the filing against it of, a petition for relief, reorganization or arrangement, or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency Law; (ii) made an assignment for the benefit of its creditors;

(iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other Person with similar power over such borrower or any substantial part of such borrower’s property; (iv) been adjudicated insolvent; or (v) taken any action for the purpose of authorizing any of the foregoing.

(c)Except as set forth in Schedule 4.7(c), Citywide Banks has not at any time during the last five years purchased or sold any loans, advances or any participations therein. Except as set forth in Schedule 4.7(c), Citywide Banks has not at any time during the last five years sold any of its loans, advances or participations therein pursuant to any Contract that permits the other party to the Contract to require Citywide Banks to repurchase such loans, advances or participations. During the last five years, Citywide Banks has not received any written request to repurchase any loan, advance or participation therein or other asset sold to a third party, and neither Citywide nor Citywide Banks has received written notice from any third-party purchaser of any loan, advance or participation therein or any other asset that such purchaser intends to request that Citywide Banks repurchase such loan, advance or participation therein or other asset.

(d)To the Knowledge of Citywide, Citywide Banks has outstanding loans to Persons engaged in Marijuana-Related Businesses (“Marijuana-Related Business Loans”) in the aggregate amount of approximately $5,522,530. With respect to each such Marijuana-Related Business Loan, Schedule 4.7(d) sets forth (i) the name of the borrower, (ii) the amount of principal and interest outstanding under the loan, and (iii) the material terms of the loan.

4.8    Allowance for Loan Losses. The allowance for loan losses (“ALLL”) is, and will be as of the Effective Time, in compliance with Citywide Banks’ existing methodology for determining the adequacy of the ALLL, as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board. Neither Citywide nor Citywide Banks has received written notice from any Governmental Entity or from Citywide’s or Citywide Banks’ independent auditor, that: (a) such allowances are inadequate; (b) the practices and policies of Citywide or Citywide Banks in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (c) such allowances are inadequate or inconsistent with the historical loss experience of Citywide or Citywide Banks.

4.9    Deposits. All of the deposits held by Citywide Banks (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with all: (a) applicable policies, practices and procedures of Citywide Banks; and (b) applicable Law, including anti-money laundering, anti-terrorism or embargoed Persons requirements. Except as set forth in Schedule 4.9, no deposit of Citywide Banks is a Brokered Deposit (as defined in 12 C.F.R. §337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set-off rights, escrow limitations and similar actions taken in the Ordinary Course of Business). All of the deposit accounts of Citywide Banks are insured up to the applicable limits (or fully insured if there is no limit) through the Deposit Insurance Fund as administered by the FDIC to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid for such insurance have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or, to the Knowledge of Citywide, has any such termination or revocation been threatened.

4.10    Reports and Filings. Since January 1, 2013, each of Citywide and Citywide Banks has filed each report or other filing that it was required to file with any federal or state banking, bank holding company or other applicable Governmental Entity having jurisdiction over it, including the FRB, the FDIC and the CDFI (together with all exhibits thereto, the “Citywide Regulatory Reports”), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on Citywide or on the consummation of the transactions contemplated hereby. Citywide has provided or made available to Heartland copies of all of Citywide Regulatory Reports that it may provide consistent with applicable Law. As of their respective dates or as subsequently amended prior to the date hereof, each of Citywide Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable Laws.

4.11    Subsidiaries; Interests in LLCs; Off Balance Sheet Arrangements.

(a)Except as set forth in Section 4.11(b) and the Citywide Banks Common Stock, the membership interest in BRS and the Statutory Trust Securities owned by Citywide and the equity interests in each of the Citywide Banks Subsidiaries owned by Citywide Banks, none of the Citywide Entities owns any stock, partnership interest, limited liability company or any other equity security issued by any other Person, except securities owned by Citywide Banks in the Ordinary Course of Business.

(b)Citywide EMC owns a 19% membership interest in WHMC, LLC, a Colorado limited liability company (“WHMC”). WHMC is the sole member of EMC Holdings, LLC, a Colorado limited liability company (“EMC Holdings”).

(c)None of the Citywide Entities is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership, limited liability company or any similar Contract, including any structured finance, special purpose or limited purpose entity or Person, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S‑K under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or of any material Liabilities of, any Citywide Entities.

4.12    Books and Records; Internal Controls.

(a)The books of account of each Citywide Entity are complete and correct in all material respects and have been maintained in accordance with sound business practices. To the Knowledge of Citywide, each transaction is properly and accurately recorded on the books and records of each Citywide Entity, and each document upon which entries in books and records of each Citywide Entity are based is complete and accurate in all material respects.

(b)Each Citywide Entity maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that would have a material effect on the financial statements of such Citywide Entity.

(c)Since January 1, 2013, (i) no Citywide Entity nor, to the Knowledge of Citywide, any director, officer, manager, employee, auditor, accountant or representative of any Citywide Entity, has received written notice of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Citywide Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Citywide Entity has engaged in improper accounting or auditing practices, and (ii) no attorney representing any Citywide Entity, whether or not employed by such Citywide Entity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by any Citywide Entity or its respective officers, directors, members, employees or agents to the Board of Directors of such Citywide Entity or other any committee thereof or, to the Knowledge of Citywide, to any officer, director or manager of such Citywide Entity.

(d)The minute books and stock or equity records of each Citywide Entity, all of which have been made available to Heartland, except to the extent restricted by applicable Law, are correct in all material respects. The minute books of each Citywide Entity contain accurate records of all meetings held and actions taken by the holders of stock membership or other equity interests, the Boards of Directors and committees of the Boards of Directors or other governing body of each Citywide Entity (except to the extent minutes have not yet been approved or finalized by such Boards of Directors or other governing body or committees), and no meeting of any such holders, Boards of Directors or other governing body or committees has been held for which minutes are not contained in such minute books (except to the extent such minutes have not been approved or finalized by such Boards of Directors or other governing body or committees). At the Closing, all such books and records will be in the possession of Citywide.

4.13    No Material Adverse Changes. Since the date of the September 30, 2016 Financial Statements, there has been no material adverse change in, and no event, occurrence or development in the business of any Citywide Entity that, together with any other events, occurrences and developments with respect to such business, has had, or would reasonably be expected to have, a Material Adverse Effect on Citywide or materially adversely affect the consummation of the transactions contemplated hereby.

4.14    Absence of Certain Developments. Except as contemplated by this Agreement or as set forth in the Citywide September 30, 2016 Financial Statements or on Schedule 4.14, since September 30, 2016, none of the Citywide Entities has:

(a)issued or sold any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations and investment securities in the ordinary course of business;

(b)redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of its capital stock or other securities;

(c)split, combined or reclassified any of its outstanding shares of capital stock or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of capital stock, membership interests or other securities of such Citywide Entity;

(d)incurred any Liability, whether due or to become due, other than in the Ordinary Course of Business and, in the case of Citywide Banks, consistent with safe and sound banking practices;

(e)discharged or satisfied any Encumbrance or paid any Liability other than in the Ordinary Course of Business and, in the case of Citywide Banks, consistent safe and sound banking practices;

(f)mortgaged or subjected to Encumbrance any of its property, business or assets, tangible or intangible except for (i) Permitted Encumbrances, (ii) pledges of assets to secure public funds deposits, and (iii) those assets and properties disposed of for fair value in the Ordinary Course of Business since September 30, 2016;

(g)sold, transferred or otherwise disposed of any of its assets or canceled any material Indebtedness or claims or waived any rights of material value, other than in the Ordinary Course of Business and consistent with prudent banking practices;

(h)suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, have a Material Adverse Effect on any of the Citywide Entities;

(i)made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, entered into any employment contract or hired any employee, in each case, other than in the Ordinary Course of Business;

(j)made or granted any increase in the benefits payable under any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except as required by Law;

(k)made any single or group of related capital expenditures or commitment therefor in excess of $50,000 or entered into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $50,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate;

(l)acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to any Citywide Entity;

(m)taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

(n)made any change in its accounting methods or practices, other than changes required by Law made in accordance with GAAP or regulatory accounting principles generally applicable to depository institutions such as Citywide Banks;

(o)made, modified or revoked any material election with respect to Taxes or consented to any waiver or extension of time to assess or collect any material Taxes;

(p)extended any Marijuana-Related Business Loans; or

(q)agreed to do any of the foregoing.

4.15    Properties.

(a)The real properties owned by, or demised by the leases to, Citywide and Citywide Banks are listed on Schedule 4.15(a), and constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which Citywide or Citywide Banks remains liable), owned, used or occupied by Citywide or Citywide Banks. Except as listed on Schedule 4.1(b), no real property is owned or leased by BRS or the Citywide Banks Subsidiaries.

(b)Citywide or Citywide Banks owns good and marketable title to each parcel of real property identified on Schedule 4.15 as being owned by Citywide or Citywide Banks (the “Owned Real Property”), free and clear of any Encumbrance, except for Permitted Encumbrances.

(c)The leases of real property listed on Schedule 4.15(c) as being leased by Citywide or Citywide Banks (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property,” and the Real Property occupied by Citywide or Citywide Banks in the conduct of their respective businesses is hereafter referred to as the “Operating Real Property”) are in full force and effect, and Citywide or Citywide Banks holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 4.15(c). The Leased Real Property is subject to no Encumbrance or interests that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in default under such lease.

(d)Each parcel of Operating Real Property has access sufficient for the conduct of the business as conducted by Citywide or Citywide Banks on such parcel of Operating Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiberoptic, cable television, and other utilities used in the operation of the business at that location. The zoning for each parcel of Operating Real Property permits the existing improvements and the continuation of the business being conducted thereon as a conforming use. To the Knowledge of Citywide, neither Citywide nor Citywide Banks is in violation of any applicable zoning ordinance or other Law relating to the Operating Real Property, and neither Citywide nor Citywide Banks has received any written notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Operating Real Property. The buildings and other improvements are located within the boundary lines of each parcel of Operating Real Property, and do not encroach over applicable setback lines. To the Knowledge of Citywide, there are no improvements contemplated to be made by any Governmental Entity, the costs of which are to be assessed as assessments, special assessments, special Taxes or charges against any of the Operating Real Property.

(e)Each of Citywide and Citywide Banks has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Citywide Latest Balance Sheet, free and clear of all Encumbrances, except for Permitted Encumbrances and properties and assets disposed of in the Ordinary Course of Business since the date of the Citywide Latest Balance Sheet.

(f)All of the buildings, fixtures, furniture and equipment necessary for the conduct of the business of Citywide or Citywide Banks are in adequate condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Each of Citywide and Citywide Banks owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

(g)Citywide or Citywide Banks has a title policy conforming to an ALTA Form 2006 Owners’ Policy of Insurance issued by a reputable title insurer insuring marketable fee title with respect to each parcel of Owned Property in Citywide or Citywide Banks, as the case may be. The copies of such title insurance policies which have been provided to Heartland prior to the date of this Agreement are correct and complete in all material respects and reflect all amendments thereto.

4.16    Intellectual Property.

(a)Each Citywide Entity owns or possesses valid and binding licenses and other rights to use all Intellectual Property that is listed and described in Schedule 4.16 (other than commercially available “shrink wrap” or “click wrap” licenses), and none of the Citywide Entities has received any written notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Each Citywide Entity owns or has a valid right to use the Intellectual Property, free and clear of all liens (except any restrictions set forth in Contracts relating to any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any Contract relating to any of the foregoing. To the Knowledge of Citywide, such Intellectual Property is valid and enforceable.

(b)(i) Each Citywide Entity owns or is validly licensed to use (in each case, free and clear of any liens, except any restrictions set forth in Contracts relating to any licensed Intellectual Property) all Intellectual Property used in or necessary for the conduct of its business as currently conducted, (ii) to the Knowledge of Citywide, the use of any Intellectual Property by each Citywide Entity and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person, (iii) to the Knowledge of Citywide, no Person is challenging, infringing on or otherwise violating any right of any Citywide Entity with respect to any Intellectual Property owned by and/or licensed by such Citywide Entity, and (iv) none of the Citywide Entities has received any written notice of any pending Litigation against such Citywide Entity with respect to any Intellectual Property used by such Citywide Entity, and to the Knowledge of Citywide, there are no facts or events that would give rise to any Litigation against any Citywide Entity with respect to Intellectual Property.

4.17    Environmental Matters.

(a)As used in this Section 4.17, the following terms have the following meanings:

(i)“Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any governmental authorization, or any actions necessary to comply with any Environmental Law.

(ii)“Environmental Law” means any Law, governmental authorization or governmental order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii)“Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that would reasonably be expected to cause any injury to human health or safety or to the environment or would reasonably be expected to subject the owner or operator of the Real Property to any Environmental Costs or Liability under any Environmental Law.

(iv)“List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any Governmental Entity with respect to sites from which there has been a Release of Hazardous Materials.

(v)“Regulatory Action” means any litigation with respect to any Citywide Entity brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vi)“Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(vii)“Third-Party Environmental Claim” means any litigation (other than a Regulatory Action) based on negligence, trespass, strict Liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b)No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of Citywide, threatened against any Citywide Entity.

(c)To the Knowledge of Citywide, neither the Owned Real Property nor the Leased Real Property is listed on a List.

(d)All transfer, transportation or disposal of Hazardous Materials by any Citywide Entity to properties not owned, leased or operated by Citywide or Citywide Banks has been in compliance with applicable Environmental Law; and none of the Citywide Entities transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on a List, (ii) listed for possible inclusion on any List or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

(e)To the Knowledge of Citywide, no Owned Real Property has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(f)To the Knowledge of Citywide, there has not been any Release of any Hazardous Material by any Citywide Entity, or any Person under their respective control, or, to the Knowledge of Citywide, by any other Person, on, under, about, from or in connection with the

Real Property, including the presence of any Hazardous Materials that have come to be located on or under the Real Property from another location.

(g)To the Knowledge of Citywide, the Operating Real Property has been so used and operated in compliance with all applicable Environmental Law.

(h)Each of the Citywide Entities has obtained all Governmental Authorizations relating to Environmental Laws necessary for the operations of all Citywide Entities, and all such Governmental Authorizations relating to the Environmental Law are listed on Schedule 4.17(h). Each of the Citywide Entities has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws except to the extent the failure to file any report or notification would not have a Material Adverse Effect on any Citywide Entity.

(i)No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Owned Real Property by any Citywide Entity, or, to the Knowledge of Citywide, any other Person. To the Knowledge of Citywide, the Owned Real Property contains no asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides. To the Knowledge of Citywide, no aboveground or underground storage tanks are located on, under or about the Owned Real Property, or have been located on, under or about the Owned Real Property and then subsequently been removed or filled.

(j)To the Knowledge of Citywide, no expenditure will be required in order for Heartland or Centennial to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Owned Real Property in a manner consistent with the present operation thereof.

(k)To the Knowledge of Citywide, no Encumbrance has been attached or filed against any Citywide Entity in favor of any Person for (i) any Liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

4.18    Community Reinvestment Act. Citywide Banks had a rating of “satisfactory” or better as of its most recent CRA examination, and Citywide has not received written notice of, any facts or circumstances exist that would reasonably be expected to cause Citywide Banks to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Bank Regulator of lower than “satisfactory.”

4.19    Information Security.

(a)To the Knowledge of Citywide, since January 1, 2013, there has been no unauthorized disclosure of, or access to, any nonpublic personal information of a customer in the possession of Citywide or Citywide Banks that would reasonably be expected to result in substantial harm to such customer. Citywide has not received written notice of any facts or circumstances exist that would cause Citywide or Citywide Banks to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including in Title V of the Gramm-Leach-Bliley Act of 1999.

(b)All information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used by the Citywide Entities to the conduct of their respective businesses (collectively, “Citywide IT Systems”) have been maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to reasonably ensure proper operation, monitoring and use. The Citywide IT Systems are in good working condition to perform all information technology operations necessary to conduct business as currently conducted. None of the Citywide Entities has experienced within the past three years any material disruption to, or material interruption in, its business attributable to a defect, bug, breakdown or other failure or deficiency of the Citywide IT Systems. The Citywide Entities have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the Ordinary Course of Business) without material disruption to, or material interruption in, the conduct of its business. None of the Citywide Entities is in material breach of any Material Contract related to any Citywide IT Systems.

4.20    Tax Matters.

(a)Each of the Citywide Entities (i) has timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it by any Governmental Entity in respect of any Taxes, each of which was correctly completed and accurately reflected in all material respects any Liability for Taxes of the relevant Citywide Entity, and any Affiliate of such entity, covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established on the books of account of the Citywide Entities, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b)Each of the Citywide Entities has made (or caused to be made on its behalf) all estimated Tax payments required to have been made to avoid any underpayment penalties.

(c)There are no Encumbrances for Taxes upon any assets of any of the Citywide Entities, except Permitted Encumbrances.

(d)None of the Citywide Entities has requested any extension of time within which to file any Return, which Return has not since been filed.

(e)No deficiency for any Taxes has been proposed, asserted or assessed against any of the Citywide Entities that has not been resolved and paid in full. No waiver, extension or comparable consent given by any of the Citywide Entities regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return of any of the Citywide Entities for any Tax year subsequent to the year ended December 31, 2011, nor is any such Tax audit or other proceeding pending, nor has there been any notice to any of the Citywide Entities by any

Governmental Entity regarding any such Tax audit or other proceeding, nor is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of any of the Citywide Entities. None of the Citywide Entities has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

(f)No additional Taxes will be assessed against any of the Citywide Entities for any Tax period or portion thereof ending on or prior to the Effective Date that will exceed the estimated reserves for Taxes established by the Citywide Entities that will be taken into account in determining the Adjusted Tangible Common Equity. There are no unresolved claims or disputes concerning the Liability for Taxes of any of the Citywide Entities.

(g)Schedule 4.20(g) lists all federal, state, local and foreign income Tax Returns filed with respect to the Citywide Entities for taxable periods ended on or after December 31, 2011, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit. True and complete copies of the Returns of each of the Citywide Entities and WHMC, as filed with the Internal Revenue Service and all state or local Tax jurisdictions for the years ended December 31, 2011, 2012, 2013, 2014 and 2015 have been delivered to Heartland.

(h)None of the Citywide Entities has any Liability for Taxes in a jurisdiction where it does not file a Return, nor has any of the Citywide Entities received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(i)None of the Citywide Entities is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by any of the Citywide Entities or any other Person that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(j)None of the Citywide Entities will be required to include in a taxable period ending after the Effective Date taxable income attributable to income that accrued in a taxable period prior to the Effective Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Effective Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Effective Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Code Section 481 or Code Section 108(i) or comparable provisions of state, local or foreign Tax Law, or for any other reason.

(k)No closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Entity with respect to any of the Citywide Entities which would be binding following the Effective Time, and no such agreements or rulings have been applied for by any Citywide Entity and are currently pending.

(l)None of the Citywide Entities is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or other arrangements that are not primarily related to Taxes).

(m)None of the Citywide Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)None of the Citywide Entities (i) has been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was Citywide) or (ii) has any Liability for the Taxes of any Person (other than Citywide or Citywide Banks) under Treasury Regulations Section 1.1502‑6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(o)None of the Citywide Entities constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code that (i) took place during the two-year period ending on the date of this Agreement or (ii) could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(p)None of the Citywide Entities has engaged in any transaction that is subject to disclosure under Treasury Regulation Section 1.6011‑4 or 1.6011‑4T, or has participated in any “confidential corporate tax shelter” (within the meaning of Treasury Regulation Section 301.6111-2(a)(2)) or a “potentially abusive tax shelter” (within the meaning of Treasury Regulation Section 301.6112-1(b)).

(q)None of the Citywide Entities has a “permanent establishment” in any country other than the United States, as such term is defined under any applicable Tax treaty between the United States and such other country.

(r)No power of attorney granted by any of the Citywide Entities relating to Taxes is currently in force.

(s)With respect to each of the Citywide Entities, Citywide has made available to Heartland schedules setting forth the income Tax attributes (including current and accumulated net operating losses and the adjusted tax basis of the assets of each Citywide Entity) and any applicable limitations on the use of those Tax attributes (including prior limitations under Section 382 of the Code), which are true and correct in all material respects.

(t)Each of the Citywide Entities reported all transactions that could give rise to an underpayment of Tax (within the meaning of Section 6662 of the Code) on the relevant Returns in a manner for which there is substantial authority, or adequately disclosed such transactions on the Returns as required in accordance with Section 6662(d)(2)(B) of the Code. None of the Citywide Entities has omitted from gross income on any Return an amount of income that was properly includible on such Return and that exceeds 25% of the amount of gross income stated in the Return, other than an amount with respect to which information is disclosed on the Return that is sufficient to apprise the IRS of the nature and amount of the item, in accordance with the provisions of Code Section 6501(e)(1)(B)(iii) and Treasury Regulations Section 301.6501(e)-1(a)(1)(iv).

(u)There is no Contract, plan or arrangement, including this Agreement, pursuant to which any current or former employee of any of the Citywide Entities would be entitled to receive any payment as a result of the transactions contemplated by this Agreement that would not be deductible under Section 404 or 162(m) of the Code.

(v)None of the Citywide Entities has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired, other than, in the case of Citywide, its ownership of all of the Statutory Trust Securities that are common securities and, in the case of Citywide EMC, its ownership of a 19% membership interest in WHMC.

(w)No property of any Citywide Entity is (i) property that the relevant Citywide Entity is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986), (ii) “tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(x)None of the Indebtedness of any Citywide Entity constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such Indebtedness will be disallowed as a deduction under any other provision of the Code.

(y)None of the Citywide Entities has taken or agreed to take any action, or knows of any circumstances, that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(z)Citywide validly elected to be an “S corporation” within the meaning of Sections 1361 and 1362 of the Code for all periods from July 1, 1999 through March 31, 2014. For all periods from July 1, 1999 through March 31, 2014, Citywide also validly elected (or is so treated due to its federal election) to be an “S corporation” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax. There was no basis for the revocation or other termination of Citywide’s “S corporation” election at any time from July 1, 1999 through March 31, 2014, and neither Citywide nor any other Person has taken any action that would have caused Citywide to cease being an “S corporation” for federal, state or local Tax purposes at any time from July 1, 1999 through March 31, 2014.

(aa)Citywide Banks was, for all periods from July 1, 1999 through March 31, 2014, a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. For all periods since July 1, 1999 through March 31, 2014, Citywide Banks also validly elected (or is so treated due to its federal election) to be a “qualified subchapter S subsidiary” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax. There was no basis for the revocation or other termination of Citywide Banks’ “qualified subchapter S subsidiary” election at any time from July 1, 1999 through March 31, 2014, and neither Citywide nor any other Person has taken any action that would have caused Citywide Banks to cease being a “qualified subchapter S subsidiary” for federal, state or local Tax purposes at any time from July 1, 1999 through March 31, 2014.

(bb)Citywide Financial, Inc., a former wholly owned Subsidiary of Citywide (“Citywide Financial”), was, for all periods from July 1, 1999 through July 28, 2011, a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. For all periods from July 1, 1999 through July 28, 2011, Citywide Financial. also validly elected (or is so treated due to its federal election) to be a “qualified subchapter S subsidiary” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax. There was no basis for the revocation or other termination of Citywide Financial’s “qualified subchapter S subsidiary” election at any time from July 1, 1999 through July 28, 2011, and neither Citywide nor any other Person has taken any action that would have caused Citywide Financial to cease being a “qualified subchapter S subsidiary” for federal, state or local Tax purposes at any time from July 1, 1999 through July 28, 2011.

(cc)Citywide Data Corp., a former wholly owned Subsidiary of Citywide (“Citywide Data”), was, for all periods from July 1, 1999 through March 31, 2014, a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. For all periods from July 1, 1999 through March 31, 2014, Citywide Data also validly elected (or is so treated due to its federal election) to be a “qualified subchapter S subsidiary” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax. There was no basis for the revocation or other termination of Citywide Data’s “qualified subchapter S subsidiary” election at any time from July 1, 1999 through March 31, 2014, and neither Citywide nor any other Person has taken any action that would have caused Citywide Data to cease being a “qualified subchapter S subsidiary” for federal, state or local Tax purposes at any time from July 1, 1999 through March 31, 2014.

(dd)Citywide Insurance and Consulting Company, a former wholly owned Subsidiary of Citywide (“Citywide Insurance”), was, for all periods from July 1, 1999 through March 31, 2014, a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. For all periods from July 1, 1999 through March 31, 2014, Citywide Insurance also validly elected (or is so treated due to its federal election) to be a “qualified subchapter S subsidiary” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax. There was no basis for the revocation or other termination of Citywide Insurance’s “qualified subchapter S subsidiary” election at any time from July 1, 1999 through March 31, 2014, and neither Citywide nor any other Person has taken any action that would have caused Citywide Insurance to cease being a “qualified subchapter S subsidiary” for federal, state or local Tax purposes at any time from July 1, 1999 through March 31, 2014.

(ee)At no time prior to April 1, 2014 has any Subsidiary of Citywide (other than Citywide Banks, Citywide Financial, Citywide Data, and Citywide Insurance) been a “qualified subchapter S subsidiary.”

(ff)True and complete copies of the “S corporation” and the “qualified subchapter S subsidiary” elections, any elections made under Sections 1361(d) or (e) of the Code by trusts that are or were at any time shareholders of Citywide, and the acceptances by the Internal Revenue Service of such elections have been delivered to Heartland.

(gg)Neither Citywide nor Citywide Banks have any Liability for Tax under Section 1374 of the Code that has not been satisfied in full.

(hh)Each of BRS and the Citywide Banks Subsidiaries is, and has been at all times since its inception, either a tax-exempt entity or an entity disregarded as separate from its owner within the meaning of Treasury Regulations Section 301.7701‑3.

(ii)Each of the Statutory Trusts is, and has been at all times since its inception, a grantor trust under subpart E, Part I of subchapter J of the Code, and not an association or publicly traded partnership taxable as a corporation. All of the Citywide Entities have, at all relevant times since the formation of each Statutory Trust, treated each Statutory Trust as a grantor trust for all U.S. federal, state and local Tax purposes. Each of the Statutory Trusts has timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes, each of which was correctly completed and accurately reflected Liability for Taxes (if any) of the relevant Statutory Trust in all material respects. At all times since the issuance of the Statutory Trust Securities that are preferred securities of each of the Statutory Trusts, the principal amounts, interest and other amounts due and payable on such preferred securities have been paid in accordance with the terms of the relevant Statutory Trust Indenture and other applicable agreements, without any deferral of interest thereon.

4.21    Contracts and Commitments.

(a)Schedule 4.21(a) lists the following Contracts to which any Citywide Entity is a party or subject or by which it is bound (such Contracts required to be listed on Schedule 4.21(a), the “Material Contracts”):

(i)any employment, agency, collective bargaining Contract or consulting or independent contractor Contract;

(ii)any written or oral Contract relating to any severance pay for any Person;

(iii)any written or oral Contract creating, modifying, memorializing or otherwise related to any obligation of any Citywide Entity upon a change of control;

(iv)any Contract to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement providing for a repurchase date 30 days or less after the purchase date;

(v)any (A) contract or group of related contracts with the same party for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $50,000 for any individual contract or $100,000 for any group of related contracts in the aggregate, or (B) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, which is not entered into in the Ordinary Course of Business and is either not terminable by it on 30 days’ or less notice without penalty or involves more than $50,000 for any individual contract or $100,000 in the aggregate for any group of related contracts;

(vi)any Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit any of the Citywide Entities from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(vii)any stock purchase, stock option, restricted stock or restricted stock unit or stock incentive plan;

(viii)any Contract for capital expenditures in excess of $50,000;

(ix)any partnership, joint venture, limited liability company, shareholder, investor rights or other similar Contract or arrangement;

(x)any Contract with a Governmental Entity;

(xi)any Contract pursuant to which any of the Citywide Entities grants or makes available, or is granted or receives, any license or other right requiring an expenditure in excess of $100,000 annually, with respect to any material Intellectual Property in each case that is reasonably necessary to operate the businesses of such Citywide Entity in the Ordinary Course of Business consistent, in the case of Citywide Banks, with safe and sound banking practices (other than non-exclusive licenses to commercially available software);

(xii)any Contract relating to Indebtedness of more than $500,000 of any of the Citywide Entities (other than, in the case of Citywide Banks, deposit agreements: (A) entered into in the Ordinary Course of Business on the same terms as those contained in the standard deposit agreement of Citywide Banks; and (B) evidencing deposit Liabilities of Citywide Banks);

(xiii)any Contract the costs of which are Transaction Expenses; and

(xiv)any other Contract material to the businesses of the Citywide Entities, taken as a whole, which is not entered into in the Ordinary Course of Business.

(b)Except as disclosed on Schedule 4.21(b), (i) each of the Citywide Entities has performed all obligations required to be performed by it prior to the date hereof in connection with the Contracts or commitments set forth on Schedule 4.21(a), and none of the Citywide Entities is in receipt of any claim of default under any Contract or commitment set forth on Schedule 4.21(a), except for any failures to perform, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Citywide Entities or materially adversely affect the consummation of the transactions contemplated hereby, (ii) none of the Citywide Entities has any present expectation or intention of not fully performing any material obligation pursuant to any Contract or commitment set forth on Schedule 4.21(a), and (iii) to the Knowledge of Citywide, there has been no cancellation, breach or anticipated breach by any other party to any Contract or commitment set forth on Schedule 4.21(a), except for any cancellation, breach or anticipated breach which would not, individually or in the aggregate, have a Material Adverse Effect on the Citywide Entities or materially adversely affect the consummation of the transactions contemplated hereby.

4.22    Litigation. Schedule 4.22 lists all Litigation pending or, to the Knowledge of Citywide, threatened against any of the Citywide Entities, and each Governmental Order to which such Citywide Entity is subject. To the Knowledge of Citywide, there are no facts which would reasonably be expected to give rise to such Litigation. None of the matters set forth on Schedule 4.22, individually or in the aggregate, will have or would reasonably be expected to have a Material Adverse Effect on the Citywide Entities or materially adversely affect the consummation of the transactions contemplated hereby.

4.23    No Brokers or Finders. Except as provided in the engagement letter dated July 8, 2016, between Citywide and Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”), there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any Citywide Entity.

4.24    Employees.

(a)Schedule 4.24(a) lists (i) each employee of each of the Citywide Entities as of the date of this Agreement, and indicates for each such employee, and in the aggregate, (ii) the Citywide Entity that employs such employee, (iii) whether such employee is full-time, part-time or on temporary status, (iv) whether such employee is an exempt or non-exempt employee under the Fair Labor Standards Act or applicable state law, (v) whether the employee is a salaried or hourly employee, (vi) the employee’s annual salary, wages and/or any other compensation arrangement (including compensation payable or for which such employee may be eligible pursuant to bonus, incentive, deferred compensation or commission arrangements), (vii) the number of hours of PTO, vacation time, and/or sick time that the employee has accrued as of the date hereof and the aggregate dollar amount thereof, (viii) the date of commencement of the employee’s employment, (ix) the employee’s position and/or title, (x) whether such employee is or will be on a leave of absence, including any protected leave under federal or state Law, as of the Effective Time, and (xi) whether such employee has any written or oral Contract with Citywide or Citywide Banks or otherwise is other than an employee at-will. Except as set forth in Schedule 4.24(a), no executive or managerial employee of any of the Citywide Entities and no group of employees of any Citywide Entity has given Citywide written notice of his, her or their intent to terminate his, her or their employment.

(b)Each of the Citywide Entities has complied in all material respects with all applicable Laws relating to employment and employment practices and/or the engagement of independent contractors, including those Laws relating to the classification of employees as exempt or non-exempt employees, calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or any other protected characteristic under any applicable Law), protected leaves of absence (including leave under the Family Medical Leave Act), the protection of whistleblowers, affirmative action and other hiring practices, immigration, occupational safety and health, workers compensation, unemployment insurance, the payment of social security and other Taxes, the protection of confidential information, and/or unfair labor practices under the National Labor Relations Act or applicable state Law, and Citywide has no Knowledge of any fact(s) which would constitute a violation of any applicable Law relating to employment and employment practices and/or the engagement of independent contractors. None of the Citywide Entities has any unfair labor practices charge or allegation pending, and Citywide has no Knowledge of any threatened strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state Law. There are no workers’ compensation or unemployment claims pending against any of the Citywide Entities or, to the Knowledge of Citywide, any facts that would give rise to such a claim, that are not fully covered by insurance indemnity with respect to the amount of such claims. To the Knowledge of Citywide, no employee of any of the Citywide Entities is subject to any secrecy or noncompetition agreement or any other Contract or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of such Citywide Entity as currently conducted.

(c)Schedule 4.24(a) lists each employee of each of the Citywide Entities as of the date of this Agreement who holds a temporary work authorization, including H‑1B, L‑1, F‑1 or J‑1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that any of the Citywide Entities provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Department”) in the application for such Work Permit was true and complete. Each of the Citywide Entities received the appropriate notice of approval from the Department with respect to each such Work Permit. None of the Citywide Entities has received any notice from the Department that any Work Permit has been revoked. There is no action pending or, to the Knowledge of Citywide, threatened to revoke or adversely modify the terms of any of the Work Permit. Except as set forth in Schedule 4.24(a), no employee of any Citywide Entity is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (b) an alien who is authorized to work in the United States in non-immigrant status. For each employee of any of the Citywide Entities hired after November 6, 1986, such Citywide Entity has retained an Immigration and Naturalization Service Form I‑9, completed in accordance with applicable Law.

(d)The employment of all Citywide Employees who were terminated within the three (3) years prior to the Effective Time was terminated in accordance with any applicable contract terms and applicable Law, and neither Citywide nor Citywide Banks has any Liability under any Contract or applicable Law applicable to any such terminated employee. Except as set forth in Schedule 4.24(d), the transactions contemplated by this Agreement will not cause Citywide or Citywide Banks to incur or suffer any Liability relating to, or obligation to pay, severance, termination or other payment to any Person.

(e)Neither Citywide nor Citywide Banks is subject to any outstanding Governmental Order requiring any action with respect to or related to the employment of any employee(s), or the engagement of any independent contractor(s) or consultant(s), including any temporary, preliminary or permanent injunction.

(f)All loans that Citywide or Citywide Banks have outstanding to any employee were made in the Ordinary Course of Business on the same terms as would have been provided to a Person not Affiliated with Citywide or Citywide Banks, and all such loans with a principal balance exceeding $100,000, or that are nonaccrual or on Citywide Banks’s watch list, are set forth in Schedule 4.24(d).

(g)Within the last five years, none of the Citywide Entities has experienced and, to the Knowledge of Citywide, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state Law. No grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of Citywide, threatened.

(h)No Litigation is pending or, to the Knowledge of Citywide, threatened between any Citywide Entity, on one hand, and any applicant for employment, any current employee or any former employee, any independent contractor or consultant, or any class or collective of any of the foregoing, on the other hand, including any Litigation in or before:

(i)any federal or state court;

(ii)the Equal Employment Opportunity Commission or any corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;

(iii)the United States Department of Labor or any corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;

(iv)the Occupational Safety and Health Administration or any corresponding state or local agency relating to any claim or charge concerning employee safety or health;

(v)the Office of Federal Contract Compliance or any corresponding state agency;

(vi)the Internal Revenue Service or any corresponding state agency;

(vii)the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation; and/or
(viii)any Colorado or other state Governmental Entity.
and, to the Knowledge of Citywide, there are no facts that would form a reasonable basis for any such Litigation.
(i)No employee of any Citywide Entity is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

(j)Each of the Citywide Entities has classified all Citywide Employees as exempt or non-exempt in compliance with the Fair Labor Standards Act and/or any corresponding state Law;

(k)Each of the Citywide Entities has classified all independent contractors in compliance with the Fair Labor Standards Act and/or any corresponding state Law;

(l)Each of the Citywide Entities has paid in full to all Citywide Employees all wages, salaries, bonuses and commissions due and payable to such employees under any contract or Law,

and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees, and has withheld and paid all amounts required by Law to be withheld and paid from the compensation paid to Citywide Employees, as Taxes or otherwise, and is not liable for any arrears of wages or Taxes or any penalties for failure to comply with the foregoing.

(m)There has been no lay-off of employees or work reduction program undertaken by or on behalf of any Citywide Entity in the past two years, including any termination program for purposes of the Age Discrimination in Employment Act or any plant closing or mass layoff for purposes of the WARN Act, and no such program has been adopted by any Citywide Entity or been publicly announced.

(n)Since January 1, 2007, each of the Citywide Entities properly has maintained all insurance related to the employment of any Citywide Employee, including workers’ compensation and unemployment insurance coverage, to the extent required by any Law;

(o)None of the Citywide Entities is under any legal obligation related to the garnishment of wages for any Citywide Employee;

(p)Each of the Citywide Entities has implemented commercially reasonable policies and practices for the protection of confidential and proprietary business information, including intellectual property.

4.25    Employee Benefit Plans.

(a)Schedule 4.25(a) sets forth all Plans by name and brief description identifying: (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, (iv) the participating employers in the Plan, and (v) any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) Plan that is or is intended to be Tax qualified under Section 401(a) or 403(a) of the Code, (D) Plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such Plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) Plan providing benefits after separation from service or termination of employment, (J) Plan that owns any Citywide or other employer securities as an investment, (K) Plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of Citywide, (L) Plan that is maintained pursuant to collective bargaining and (M) Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b)Schedule 4.25(b) sets forth the identity of each corporation, trade or business (separately for each category below that applies): (i) which is (or was during the preceding five years) under common control with the Citywide Entities within the meaning of Section 414(b) or (c) of the Code; (ii) which is (or was during the preceding five years) in an affiliated service group with the Citywide Entities within the meaning of Section 414(m) of the Code; (iii) which is (or was during the preceding five years) the legal employer of Persons providing services to the Citywide Entities as leased employees within the meaning of Section 414(n) of the Code; and (iv) with respect to which the Citywide Entities is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et. seq. of ERISA) or the Family and Medical Leave Act.

(c)The Citywide Entities have made available to Heartland true and complete copies of: (i) the most recent determination letter, if any, received by the Citywide Entities from the Internal Revenue Service regarding each Plan; (ii) the most recent determination or opinion letter ruling, if any, from the Internal Revenue Service that each trust established in connection with plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt; (iii) all pending applications, if any, for rulings, determinations, opinions, no-action letters and the like filed with any governmental agency (including the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC); (iv) the financial statements for each Plan for the three most recent fiscal or Plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with schedules, if any, and attachments for each Plan; (v) the most recently prepared actuarial valuation report for each Plan (including reports prepared for funding, deduction and financial accounting purposes); (vi) plan documents, trust agreements, insurance contracts, service agreements and all related Contracts and documents (including any employee summaries and material employee communications) with respect to each Plan, if any; and (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan, if any.

(d)Schedule 4.25(d) identifies each employee of the Citywide Entities who is: (i) absent from active employment due to short or long term disability; (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law; (iii) absent from active employment on any other leave or approved absence; (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment); or (v) not an “at will” employee.

(e)With respect to continuation rights arising under federal or state Law as applied to Plans that are group health plans (as defined in Section 601 et. seq. of ERISA), Schedule 4.25(e) identifies: (i) each employee, former employee or qualifying beneficiary who has elected continuation; and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

(f)(i) All Plans intended to be Tax qualified under Section 401(a) or Section 403(a) of the Code have received a determination letter stating that they are so qualified, (ii) all trusts established in connection with Plans which are intended to be tax exempt under Section 501(a) or (c) of the Code have received a determination letter stating that they are so tax exempt, (iii) to the extent required either as a matter of Law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code, (iv) all Plans have been maintained and administered (both in form and operation) materially in accordance with the documents and instruments governing the Plans and applicable Law, (v) all reports and filings with governmental agencies (including the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made, (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made in all material respects, and (vii) each of the Citywide Entities has made a good faith effort to comply with the reporting and taxation requirements for FICA Taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

(g)(i) All contributions, premium payments and other payments required to be made in connection with the Plans have been timely made in accordance with applicable Law, (ii) a proper accrual has been made on the books of account of the Citywide Entities for all contributions, premium payments and other payments due in the current fiscal year, (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419 or Section 419A of the Code or otherwise) and (iv) the Citywide Entities have no liabilities with respect to any Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, and (v) to the Knowledge of Citywide, none of the Citywide Entities has any actual or potential Liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating.

(h)Except as disclosed on Schedule 4.25(h):

(i)no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any Plan other than routine uncontested claims for benefits;

(ii)the consummation of the transactions contemplated by this Agreement will not cause any Plan to increase benefits payable to any participant or beneficiary;

(iii)the consummation of the transactions contemplated by this Agreement will not: (A) entitle any current or former employee of the Citywide Entities to severance pay, unemployment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee;

(iv)None of the Citywide Entities has been notified that any Plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the SEC;

(v)to the Knowledge of Citywide, none of the Citywide Entities has any actual or potential Liability under Section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan; and

(vi)with respect to the Plans, to the Knowledge of Citywide, none of the Citywide Entities has any Liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any Liability for): (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other section of the Code, or (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law.

(i)Except as disclosed on Schedule 4.25(i):

(i)all accruals required under FAS 106 and FAS 112 have been properly accrued on the financial statements of each of the Citywide Entities;

(ii)no condition, Contract or Plan provision limits the right of the Citywide Entities to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA or the Code); and

(iii)none of the Citywide Entities has any Liability for life insurance, death or medical benefits after separation from employment other than: (A) death benefits under the Plans identified on Schedule 4.25(i), or (B) health care continuation benefits described in Section 4980B of the Code.

(j)Each Plan, or other nonqualified deferred compensation plan of the Citywide Entities, that is subject to Section 409A of the Code has been designed and has been administered in compliance with Section 409A and the Treasury Regulations thereunder.

(k)Each Plan that is also a “group health plan” for purposes of the Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152) (collectively, the “Affordable Care Act”) is in compliance with the applicable terms of the Affordable Care Act. Each Citywide Entity and each Commonly Controlled Entity offer minimum essential health coverage, satisfying affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent Liability for assessable payments under Sections 4980H(a) and 4980H(b) of the Code. Each Plan that is also a “group health plan” under the Affordable Care Act is operated in compliance with:

(i)market reform mandates set forth under Public Health Services Act Sections 2701 through 2709 and Sections 2711 through 2719A;

(ii)fees and reporting requirements for Patient-Centered Outcomes Research under Code Section 4376 and applicable regulations and transitional reinsurance under 45 C.F.R. Sections 153.10 through 153.420;

(iii)income exclusion provisions under Code Sections 105, 106 and 125;

(iv)information reporting rules as set forth under Sections 6051(a)(14), 6055 and 6056 of the Code; and

(v)standards for electronic transactions and operating rules under Sections 1171 and 1173 of the Social Security Act.

4.26    Insurance. Schedule 4.26 hereto lists each insurance policy and bond maintained by each of the Citywide Entities with respect to its properties and assets, or otherwise. Prior to the date hereof, Citywide has delivered to Heartland complete and accurate copies of each of the insurance policies and bonds described on Schedule 4.26. All such insurance policies and bonds are in full force and effect, and none of the Citywide Entities is in default with respect to its obligations under any of such insurance policies. There is no claim by any of the Citywide Entities pending under any of such policies or bonds as to which coverage has been denied by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. The Citywide Entities will after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing, including pursuant to the D&O Insurance tail policy.

4.27    Affiliate Transactions. Except as set forth on Schedule 4.27, none of the Citywide Entities, nor any of their respective executive officers or directors, or any member of the immediate family of any such executive officer or director (which for the purposes hereof will mean a spouse, minor child or adult child living at the home of any such executive officer or director), or any entity which any of such Persons “controls” (within the meaning of Regulation O of the FRB), has any loan agreement, note or borrowing arrangement with Citywide or Citywide Banks or any other Contract with any of the Citywide Entities (other than normal employment arrangements or deposit account relationships) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of any of the Citywide Entities.

4.28    Compliance with Laws; Permits.

(a)Each of the Citywide Entities is, and at all times since January 1, 2013 has been, in compliance in all material respects with all Laws, Governmental Orders or Governmental Authorizations, including (to the extent applicable) the Bank Holding Company Act, the FDIA, the Occupational Safety and Health Act of 1970, the Home Owners Loan Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any other applicable Governmental Order or Governmental Authorization regulating or otherwise affecting bank holding companies, banks and banking; and no claims have been filed by any Governmental Entity against any Citywide Entity alleging such a violation of any such Law which have not been resolved to the satisfaction of such Governmental Entity.

(b)Since January 1, 2013, neither Citywide nor Citywide Banks has operated in violation of any provision of the Bank Secrecy Act, the USA PATRIOT Act of 2001 or any Governmental Order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law or Governmental Order issued with respect to economic sanctions programs by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(c)Since January 1, 2013, each of the Citywide Entities has held all Governmental Authorizations required for the conduct of its business, except where the failure to hold any such Governmental Authorization would not have a Material Adverse Effect on any Citywide Entity.

(d)Neither Citywide nor Citywide Banks nor any of their respective properties is a party to or is subject to any Governmental Order, written agreement, or memorandum of understanding with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Bank Regulator, nor has Citywide or Citywide Banks adopted any policies, procedures or board resolutions at the request or suggestion of, any Bank Regulator that would reasonably be expected to impair the ability of Heartland or Citywide to obtain the Bank Regulatory Approvals in a timely fashion or to operate the state banking corporation that is the survivor in the Bank Merger in the Ordinary Course of Business after the Merger. Citywide and Citywide Banks have paid all assessments made or imposed by any Bank Regulator.

(e)Neither Citywide nor Citywide Banks has been advised by, nor does Citywide have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Bank Regulator that such Bank Regulator is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(f)No Governmental Entity has initiated since December 31, 2013 or has pending any proceeding, enforcement action or, to the Knowledge of Citywide, investigation or inquiry into the business, operations, policies, practices or disclosures of any Citywide Entity (other than normal examinations conducted by a Bank Regulator in the Ordinary Course of the Business of Citywide and Citywide Banks), or, to the Knowledge of Citywide, threatened any of the foregoing.

4.29    No Fiduciary Accounts. Neither Citywide nor Citywide Banks acts as a fiduciary for any customer or account (including acting as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor).

4.30    Interest Rate Risk Management Instruments.

(a)Schedule 4.30 sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Citywide or Citywide Banks is a party or by which any of their properties or assets may be bound. Citywide has delivered to Heartland true, correct and complete copies of all such interest rate risk management agreements and arrangements.

(b)All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Citywide or Citywide Banks is a party or by which any of their properties or assets may be bound were entered into in the Ordinary Course of Business and, to the Knowledge of Citywide, in accordance with prudent banking practice and applicable rules, regulations and policies of Bank Regulators and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by Remedies Exceptions), and are in full force and effect. Each of Citywide and Citywide Banks has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of Citywide, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.31    No Guarantees. No Liability of any Citywide Entity is guaranteed by any other Person, nor has any Citywide Entity guaranteed the Liabilities of any other Person.

4.32    Regulatory Approvals. Citywide has no Knowledge of any fact or circumstance relating to it or Citywide Banks that would materially impede or delay receipt of any Bank Regulatory Approvals or that would likely result in the Bank Regulatory Approvals not being obtained. None of the Citywide Entities is a party to or is subject to any Governmental Order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that would reasonably be expected to, impair the ability of Citywide to obtain the Bank Regulatory Approvals in a timely fashion. Citywide has not received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby, and has no reason to believe that, if requested, any Governmental Authority required to approve the transactions contemplated hereby would oppose or fail to grant its consent or approval to such transactions.

4.33    Fairness Opinion. Citywide has received an oral opinion from Sandler O’Neill. which has be subsequently confirmed in writing. addressed to the Board of Directors of Citywide to the effect that, as of the date of such opinion, and based upon the assumptions and qualifications contained therein, the Merger Consideration is fair, from a financial point of view, to the holders of Citywide Common Stock.

4.34    Transactions in Securities.

(a)Since January 1, 2013, all offers and sales of capital stock of Citywide by Citywide were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act and any applicable state securities Laws.

(b)Neither Citywide nor Citywide Banks, and, to the Knowledge of Citywide, (i) no director or executive officer of Citywide or Citywide Banks; and (ii) no Person related to any such director or executive officer by blood, marriage or adoption and residing in the same household, has purchased or sold, or caused to be purchased or sold, any Citywide Common Stock or other Citywide securities in violation of any applicable provision of federal or state securities Laws.

4.35    Registration Obligation. None of the Citywide Entities is under any obligation pursuant to any Contract to register any of their respective securities under the Securities Act.

4.36    Citywide Banks Website. To the Knowledge of Citywide, the website of Citywide Banks complies in all material respects with Title III of the Americans with Disabilities Act.

4.37    Disclosure. To the Knowledge of Citywide, the representations and warranties of Citywide contained in this Agreement do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Citywide which has not been disclosed to Heartland pursuant to this Agreement and the Disclosure Schedules which would have or would reasonably be expected to have a Material Adverse Effect on the Citywide Entities or materially adversely affect the consummation of the transactions contemplated hereby.

ARTICLE 5
CONDUCT OF BUSINESS PENDING THE MERGER

5.1Conduct of Business. From the date of this Agreement to the Effective Time, unless Heartland will otherwise consent to in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including this Section 5.1, Schedule 5.1 or except as may be required by applicable Law, any Governmental Order or policies imposed by any Governmental Entity:

(a)the businesses of each Citywide Entity will be conducted only in, and none of the Citywide Entities will take any action except in, the Ordinary Course of Business and in accordance with all applicable Laws;

(b)each of Citywide Entities will (i) preserve its business organization and goodwill, and will use commercially reasonable efforts to keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii) subject to applicable Laws, confer on a regular and frequent basis with representatives of Heartland to report operational matters and the general status of ongoing operations as reasonably requested by Heartland and (iii) not take any action that would render, or that reasonably would be expected to render, any representation or warranty made by Citywide in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty;

(c)none of the Citywide Entities will, directly or indirectly,

(i)amend or propose to amend its Charter or Bylaws;

(ii)issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the Ordinary Course of Business;

(iii)redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of or any other ownership interest in Citywide or Citywide Banks;

(iv)split, combine or reclassify any outstanding shares of capital stock of Citywide or Citywide Banks, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of Citywide or capital stock of Citywide Banks, except that Citywide Banks will be permitted to pay dividends on the shares of common stock of Citywide Banks owned by Citywide;

(v)incur any material Indebtedness, except in the Ordinary Course of Business;

(vi)discharge or satisfy any material Encumbrance on its properties or assets or pay any material Liability, except otherwise in the Ordinary Course of Business;

(vii)sell, assign, transfer, mortgage, pledge or subject to any Encumbrance any of its assets, except (A) in the Ordinary Course of Business; provided, that any such sale, assignment or transfer of any Operating Real Property will not be considered in the Ordinary Course of Business, (B) Permitted Encumbrances and (C) Encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby;

(viii)cancel any material Indebtedness or claims or waive any rights of material value, except in the Ordinary Course of Business;

(ix)acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or any Real Estate or assets or deposits that are material to the Citywide Entities, except in exchange for Indebtedness previously contracted, including OREO;

(x)make any single or group of related capital expenditures or commitments therefor in excess of $50,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable over the term of such lease of more than $75,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate; or

(xi)change any of its methods of accounting in effect on the date of the Citywide September 30, 2016 Balance Sheet, other than changes required by GAAP or regulatory accounting principles;

(xii)cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xiii)enter into or modify any employment, severance or similar agreements or arrangements with, or grant any compensation increases to, any director, officer or management employee, except in the Ordinary Course of Business;

(xiv)enter into or modify any independent contractor or consultant Contract between a Citywide Entity and an independent contractor or consultant of such Citywide Entity that requires annual payments to such independent contractor or consultant in excess of $100,000;

(xv)terminate the employment of any Citywide Employee, other than in the Ordinary Course of Business;

(xvi)terminate or amend any bonus, profit sharing, stock option, restricted stock, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as contemplated hereunder or by Law;

(xvii)make, modify or revoke any election with respect to Taxes, consent to any waiver or extension of time to assess or collect any Taxes, file any amended Returns or file any refund claim;

(xviii)enter into or propose to enter into, or modify or propose to modify, any Contract with respect to any of the matters set forth in this Section 5.1(c); or

(xix)Except for loans, commitments for loans or other transactions that have been approved by Citywide Banks prior to the date hereof (A) extend credit or enter into any Contracts binding Citywide Banks to extend credit except in a manner consistent with past practice and in accordance with the lending policies of Citywide Banks as disclosed to Heartland, and Citywide Banks will not extend credit or enter into any Contracts binding it to extend credit in an amount in excess of $1,000,000 with respect to any single loan or Contract (or, in the case of borrowers with loans listed on the watch list of Citywide Banks, to extend any additional credit to such borrowers), without first providing Heartland (at least five Business Days prior to extending such credit or entering into any Contract binding Citywide Banks to do so) with a copy of the loan underwriting analysis and credit memorandum of Citywide Banks and the basis of the credit decision of Citywide Banks, (B) make any Marijuana-Related Business Loans, except in the Ordinary Course of Business in accordance with the lending policies of Citywide Banks as disclosed to Heartland (in which case such Marijuana-Related Business Loans will be disclosed in writing by Citywide to Heartland), or (C) sell, assign or otherwise transfer any participation in any loan.

5.2    Access to Information; Confidentiality.

(a)Citywide will permit and will cause each of the Citywide Entities to permit Heartland full access on reasonable notice and at reasonable hours to the properties of such Citywide Entities, and will disclose and make available (together with the right to copy) to Heartland and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of Heartland all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of the Citywide Entities, including all books of account (including the general ledgers), Tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, Contracts, filings with any regulatory authority, accountants’ work papers, litigation files (including legal research memoranda), documents relating to assets and title thereto (including abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), Plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to other assets, business activities or prospects in which Heartland may have a reasonable interest, including its interest in planning for integration and transition with respect to the businesses of the Citywide Entities; provided, however, that (i) the foregoing rights granted to Heartland will in no way affect the nature or scope of the representations, warranties and covenants of Citywide set forth herein, and (ii) Citywide will be permitted to keep confidential any information that Citywide reasonably believes is subject to legal privilege or other legal protection that would be compromised by disclosure to Heartland. In addition, Citywide will instruct the officers, employees, counsel and accountants of each of the Citywide Entities to be available for, and respond to any questions of, such Heartland representatives at reasonable hours and with reasonable notice by Heartland to such individuals, and to cooperate fully with Heartland in planning for the integration of the businesses of the Citywide Entities with the business of Heartland and its Affiliates.

(b)Any confidential information or trade secrets of each of the Citywide Entities received by Heartland, its employees or agents in the course of the negotiation or consummation of the Merger or Bank Merger will be treated confidentially and held in confidence pursuant to the Citywide NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by Heartland or, at Citywide’s request, returned to Citywide if this Agreement is terminated as provided in Article 8. Such information will not be used by Heartland or its agents to the detriment of the Citywide Entities and will at all times be maintained and held in compliance with the Citywide NDA.

(c)In the event that this Agreement is terminated, neither Heartland nor Citywide will disclose, except as required by Law or pursuant to the request of a Governmental Entity, the basis or reason for such termination, without the consent of the other party.

5.3    Notice of Developments. To the extent permitted by Law, Citywide will promptly notify Heartland of any emergency or other change in the Ordinary Course of Business of any Citywide Entity. Citywide will promptly notify Heartland in writing if Citywide should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. No disclosure pursuant to this Section 5.3 will be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

5.4    Certain Loans and Related Matters. Citywide will furnish to Heartland a complete and accurate list as of the end of each calendar month following the date of this Agreement, within 15 Business Days after the end of each such calendar month, of (a) all of the periodic internal credit quality reports of Citywide Banks prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans of Citywide Banks classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) all new loans where the principal amount advanced exceeds $500,000, (e) all new Marijuana-Related Business Loans, (f) any current repurchase obligations of Citywide Banks with respect to any loans, loan participations or state or municipal obligations or revenue bonds, and (g) any standby letters of credit issued by Citywide Banks.

5.5    Financial Statements and Pay Listings.

(a)Citywide will furnish Heartland with audited consolidated balance sheets of Citywide as of the end of December 31, 2016 and the related statements of operations, changes in shareholders’ equity and cash flows for the year then ended promptly after they are issued.

(b)Citywide will furnish Heartland with balance sheets of Citywide and Citywide Banks as of the end of each calendar month after December 2016 and the related statements of income, within 15 days after the end of each such calendar month. Such financial statements will be prepared on a basis consistent with the September 30, 2016 Financial Statements and on a consistent basis during the periods involved, and will fairly present the financial positions of Citywide and Citywide Banks as of the dates thereof and the results of operations of Citywide and Citywide Banks for the periods then ended.

(c)Citywide will make available to Heartland the payroll listings of each of the Citywide Entities as of the end of each pay period after December 2016, within one week after the end of such pay period.

5.6    Consents and Authorizations. Citywide will use its commercially reasonable efforts to obtain (at no cost to Heartland) prior to Closing, all Consents (the “Required Consents”) necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement, and the other consents listed on Schedule 5.6. Citywide will keep Heartland reasonably advised of the status of obtaining the Required Consents, and Heartland will reasonably cooperate with Citywide to obtain the Required Consents, which will include providing financial or other information about Heartland or Centennial and executing and delivering any consent, assignment or other instrument reasonably requested by any Person providing a Required Consent.

5.7    Tax Matters.

(a)Each of the Citywide Entities, at their own expense, will prepare and timely file (or cause to be prepared and timely filed) all Returns required to be filed by the relevant Citywide Entity on or before the Effective Date, and timely pay all Taxes reflected thereon. All such Returns will be correct and complete in all material respects, and will be prepared in accordance with past practice of Citywide to the extent such past practice complies with applicable Law. No later than 30 days prior to the due date (including extensions) for filing any income or franchise Tax Returns referred to in the first sentence of this Section 5.7(a), the relevant Citywide Entity will deliver such Returns to Heartland for its review and comment. With respect to any Returns referred to in the first sentence of this Section 5.7(a) other than income and franchise Tax Returns, the relevant Citywide Entity will deliver such other Returns to Heartland no later than five days prior to the due date (including extensions) for filing such Returns, and Heartland will have the right to review and comment on such other Returns. Citywide and the relevant Citywide Entity will consider the comments of Heartland in good faith and will incorporate Heartland’s comments in each such Return prior to filing thereof to the extent Citywide deems necessary; provided, however, that Citywide will make any changes to such Returns that are required to correct obvious errors or to ensure that each Return complies with applicable Law.

(b)Heartland, at its own expense, will prepare and timely file (or cause to be prepared and timely filed) all Returns of the Citywide Entities required to be filed after the Effective Date. Heartland will prepare and file all such Returns in respect of a taxable period which ends on or prior to the Effective Date that are not required to be filed on or before the Effective Date, and all such Tax Returns in respect of a taxable period which begins before and ends after the Effective Date, consistent with past practices of the relevant Citywide Entities, to the extent such practices comply with applicable Law. Notwithstanding anything herein to the contrary, Heartland will not amend any income Tax Return filed by or on behalf of any Citywide Entity for any Tax period during which Citywide had in effect an election to be an “S corporation” within the meaning of Sections 1361 and 1362 of the Code if such amendment would result in additional Tax Liability being imposed on any Person that was a shareholder of Citywide during the relevant Tax period, unless Heartland obtains such Person’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that no such written consent will be required if the amendment of such Return is required by a “determination” within the meaning of Section 1313 of the Code or is otherwise required by Law.

(c)Citywide will be liable for any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes that become payable in connection with the Merger and other transactions contemplated hereby (“Transfer Taxes”). The applicable parties will cooperate in preparing and filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Effective Date in accordance with any available pre‑sale filing procedure, and to obtain any exemption from or refund of any such Transfer Tax.

(d)Each of the Citywide Entities and Heartland will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Section 5.7 and in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s reasonable request) the provision of records and information (including making such records and information available for copying) which are reasonably relevant to any such audit, litigation or other proceeding, the timely provision to the other party of powers of attorney or similar authorizations necessary to carry out the purposes of this Section 5.7, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Heartland and each of the Citywide Entities agrees to retain all books and records with respect to Tax matters pertinent to any of the Citywide Entities relating to any taxable period which ends on or prior to the Effective Date until the expiration of the statute of limitations (and, to the extent notified by Heartland or its Affiliate, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity.

5.8    No Solicitation.

(a)Neither Citywide nor any other Citywide Entity will, and they will each use their best efforts to cause their officers, directors, employees agents and authorized representatives (“Representatives”) not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any Citywide Entity to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Citywide Shareholder Vote, this Section 5.8(a) will not prohibit Citywide from furnishing nonpublic information regarding the Citywide Entities to, or entering into discussions or negotiations with, any Person in response to a Superior Proposal that is submitted to Citywide by such Person (and not withdrawn) if (1) neither Citywide nor any other Citywide Entity nor any of their respective Representatives have violated any of the restrictions set forth in this Section 5.8(a), (2) the Board of Directors of Citywide concludes in good faith, after having consulted with and considered the advice of outside counsel to Citywide, that such action is required in order for the Board of Directors of Citywide to comply with its fiduciary obligations to Citywide’s shareholders under applicable Law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Citywide gives Heartland written notice of the identity of such Person and of Citywide’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and Citywide receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Citywide and (4) at least two business days prior to furnishing any such nonpublic information to such Person, Citywide furnishes such nonpublic information to Heartland (to the extent such nonpublic information has not been previously furnished by the Citywide to Heartland). Without limiting the generality of the foregoing, Citywide acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by Citywide, another Citywide Entity or any Representative will be deemed to constitute a breach of this Section 5.8(a) by Citywide.

(b)Citywide will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Heartland orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to Citywide or any other Citywide Entity (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing Date. Citywide will keep Heartland fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)Citywide and any other Citywide Entity will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d)Citywide will not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which Citywide is a party, and will enforce or cause to be enforced each such agreement at the request of Heartland.

5.9    Heartland Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Citywide (which will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, Heartland will not, and will not permit Centennial or any of its other Subsidiaries to, except as may be required by applicable Law, any Governmental Order or policies imposed by any Governmental Entity, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (b) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being or becoming not being capable of being satisfied.

5.10    Citywide Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Heartland (which will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, Citywide will not, and will not permit any other Citywide Entity, except as may be required by applicable Law, any Governmental Order or policies imposed by any Governmental Entity, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (b) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being or becoming not being capable of being satisfied.

ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS

6.1    The Bank Merger. To the extent not previously approved, Citywide will cause the Board of Directors of Citywide Banks to approve the Bank Merger Agreement and the Bank Merger within three business days of execution of this Agreement, and will vote all of the shares of Citywide Banks Common Stock held by Citywide Banks in favor of approval of the Bank Merger Agreement and the Bank Merger. For the avoidance of doubt, the Bank Merger will occur immediately after the Merger, and will be conditioned upon regulatory approval and upon the Required Citywide Shareholder Vote. Heartland will take, and will cause Centennial to take, all actions necessary to cause Centennial to change its name at the time of the consummation of the Bank Merger to “Citywide Banks” or a derivative thereof that includes the word “Citywide.”

6.2    Filings and Regulatory Approvals. Heartland and Citywide will use all commercially reasonable efforts and will cooperate with each other in the preparation and filing of, and Heartland will file promptly (and in any event will use commercially reasonable efforts to file within 30 Business Days) after the date of this Agreement all applications or other documents required to obtain Regulatory Approvals and consents from the FDIC and the CDB for the Bank Merger under the Bank Merger Act, and waiver or approval, if required, of the FRB of the Merger under the Bank Holding Company Act, and any other applicable Governmental Entities, and Heartland will provide copies of the non-confidential portions of such applications, filings and related correspondence to Citywide. At least five (5) Business Days prior to filing each application, registration statement or other document with the applicable Governmental Entity, each party will provide the other party with an opportunity to review and comment on the non-confidential portions of each such application, registration statement or other document and will discuss with the other party which portions of this Agreement will be designated as confidential portions of such applications. Each party will use all commercially reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Heartland will pay, or will cause to be paid, any applicable fees and expenses in connection with the preparation and filing of such regulatory filings necessary to obtain the Regulatory Approvals.

6.3    Shareholder Meetings; Registration Statement.

(a)Citywide will call a special meeting of its shareholders (the “Citywide Shareholder Meeting”) for the purpose of voting upon this Agreement and the Merger, and will schedule such meeting based on consultation with Heartland as soon as practicable after the Registration Statement is declared effective. The Board of Directors of Citywide will recommend that the shareholders approve this Agreement and the Merger (the “Citywide Board Recommendation”), and Citywide will use its best efforts (including soliciting proxies for such approval) to obtain the Required Citywide Shareholder Vote. The Citywide Board Recommendation may not be withdrawn or modified in a manner adverse to Heartland, and no resolution by the Board of Directors of Citywide or any committee thereof to withdraw or modify the Citywide Board Recommendation in a manner adverse to Citywide may be adopted; provided, however, that notwithstanding the foregoing, prior to the adoption of this Agreement by the Required Citywide Shareholder Vote, the Board of Directors of Citywide may withdraw, qualify or modify the Citywide Board Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of Section 5.8 if the Board of Directors of Citywide determines in good faith, after consultation with outside counsel, that failure to do so would be likely to result in a breach of fiduciary duties under applicable law (a “Change of Citywide Board Recommendation”). In determining whether to make a Change of Citywide Board Recommendation in response to a Superior Proposal or otherwise, the Board of Directors of Citywide will take into account any changes to the terms of this Agreement proposed by Heartland or any other information provided by Heartland in response to such notice.

(b)Heartland will call its annual meeting of shareholders which will be held on or prior to May 31, 2017 (the “Heartland Shareholder Meeting”), for the purpose of voting, among other things, upon the Heartland Charter Amendment. The Board of Directors of Heartland will recommend that the shareholders approve Heartland Charter Amendment (the “Heartland Board Recommendation”), and Heartland will use its best efforts (including soliciting proxies for such approval) to obtain approval of the Heartland Charter Amendment. The Heartland Board Recommendation may not be withdrawn or modified in a manner adverse to Citywide, and no resolution by the Board of Directors of Heartland or any committee thereof to withdraw or modify the Heartland Board Recommendation in a manner adverse to Citywide may be adopted.

(c)For the purposes of holding the Citywide Shareholder Meeting and registering Heartland Common Stock to be issued to shareholders of Citywide in connection with the Merger with the SEC and with applicable state securities authorities, Heartland will prepare, with the cooperation of Citywide (which will, for the avoidance of doubt, be given the opportunity to participate in the preparation of the Registration Statement and will have the right to approve the content of the Registration Statement relating to Citywide and the other Citywide Entities), a registration statement on Form S‑4 (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the “Registration Statement”), which will include a proxy statement/prospectus satisfying all applicable requirements of the Exchange Act, Securities Act, and applicable Blue Sky Laws (such proxy statement/prospectus, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement/Prospectus”).

(d)Heartland will furnish such information concerning Heartland and its Subsidiaries as is necessary in order to cause the Proxy Statement/Prospectus and the Registration Statement, insofar as they relate to Heartland and its Subsidiaries, to be prepared in accordance with Section 6.3(c). Heartland agrees promptly to notify Citywide if at any time prior to the Citywide Shareholder Meeting any information provided by Heartland in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

(e)Citywide will promptly furnish Heartland with such information concerning Citywide and the other Citywide Entities as is necessary in order to cause the Proxy Statement/Prospectus and the Registration Statement, insofar as they relate to Citywide and the other Citywide Entities, to be prepared in accordance with Section 6.3(c), including the opinion of counsel as to Tax matters required to be filed as an exhibit thereto. Citywide agrees promptly to notify Heartland if at any time prior to the Heartland Shareholder Meeting any information provided by Citywide in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect, and to provide Heartland with the information needed to correct such inaccuracy or omission.

(f)Heartland will promptly file the Registration Statement with the SEC and applicable state securities agencies. Heartland will use commercially reasonable efforts to cause (i) the Registration Statement to become effective under the Securities Act and applicable Blue Sky Laws at the earliest practicable date; and (ii) the shares of Heartland Common Stock issuable to the shareholders of Citywide to be authorized for listing on the NASDAQ Global Select Market or other national securities exchange. At the time the Registration Statement becomes effective, Heartland will use its commercially reasonable efforts to ensure that the Registration Statement complies in all material respects with the provisions of the Securities Act and applicable Blue Sky Laws. Citywide hereby authorizes Heartland to utilize in the Registration Statement the information concerning Citywide and any other Citywide Entities provided to Heartland for the purpose of inclusion in the Proxy Statement/Prospectus. Heartland will advise Citywide promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Heartland will furnish Citywide with copies of all such documents. Prior to the Effective Time or the termination of this Agreement, each party will consult with the other with respect to any material (other than the Proxy Statement/Prospectus) that might constitute a “prospectus” relating to the Merger within the meaning of the Securities Act.

(g)For a period of not less than two years after the date hereof (or such shorter period of time as may be applicable for Affiliates of Citywide to sell shares of Heartland Common Stock in accordance with Rule 145 of the Securities Act), Heartland will use commercially reasonable efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act (other than Current Reports on Form 8‑K) and submit electronically and post on its corporate website, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S‑T.

(h)None of the information relating to Heartland and its Subsidiaries that is provided by Heartland for inclusion in: (i) the Proxy Statement/Prospectus, any filings or approvals under applicable federal or state banking Laws or regulations or state securities Laws, or any filing pursuant to the Securities Act will, at the time of mailing the Proxy Statement/Prospectus to Citywide’s or Heartland’s shareholders, at the time of the Citywide Shareholder Meeting or the Heartland Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(i)None of the information relating to Citywide and the other Citywide Entities that is provided by Citywide for inclusion in: (i) the Proxy Statement/Prospectus, any approvals under applicable federal or state banking Laws or regulations or state securities Laws, or any filing pursuant to the Securities Act will, at the time of mailing the Proxy Statement/Prospectus to Citywide’s or Heartland’s shareholders, at the time of the Citywide Shareholder Meeting or the Heartland Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(j)Heartland will bear the costs of all SEC filing fees with respect to the Registration Statement and the costs of qualifying the shares of Heartland Common Stock under the Blue Sky Laws, to the extent necessary. Heartland will also bear the costs of all NASDAQ listing fees with respect to listing the shares of Heartland Common Stock on the NASDAQ Global Select Market or other national securities exchange pursuant to this Agreement. Heartland will bear all printing and mailing costs in connection with the preparation and mailing of the Proxy Statement/Prospectus to Citywide and Heartland shareholders. Heartland and Citywide will each bear their own legal and accounting expenses in connection with the preparation of the Proxy Statement/Prospectus and the Registration Statement.

6.4    Establishment of Accruals. If requested by Heartland, on the Business Day immediately prior to the Closing Date, Citywide Banks will, consistent with GAAP, establish such additional accruals and reserves as Heartland indicates are necessary to conform Citywide Banks’s accounting and credit loss reserve practices and methods to those of Heartland (as such practices and methods are to be applied to Citywide Banks from and after the Effective Time) and reflect Heartland’s plans with respect to the conduct of the business of Citywide Banks following the Merger and to provide for the costs and expenses relating to the consummation by Citywide Banks of the transactions contemplated by this Agreement; provided, however, that any such accruals and reserves will not affect the determination of Adjusted Tangible Common Equity. No such accruals or reserves will of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by Citywide (a) of any adverse circumstances for purposes of determining whether the conditions to Heartland’s obligations under this Agreement have been satisfied or (b) that such adjustment has any bearing on the Aggregate Merger Consideration. In no event will any accrual, reserve or other adjustment required or permitted by this Section 6.4 require any prior filing with any Governmental Entity or violate any Law, rule or order applicable to Citywide or Citywide Banks.

6.5    Employee Matters.

(a)General. At the request of Heartland, Citywide agrees to terminate any Plans as of the Effective Time on terms reasonably acceptable to Heartland. If any Plans are not so terminated, after the Effective Time, Heartland will have the right to continue, amend, merge or terminate any of such Plans in accordance with the terms thereof and subject to any limitation arising under applicable Law, including Tax qualification requirements. Citywide agrees that, at the request of Heartland, Citywide, Citywide Banks and any Commonly Controlled Entity will cease to be a participating employer of, and will cease making contributions to or otherwise providing benefits under, any Plan, as of the Effective Time. If, after the Effective Time, there are any Plans for which the Surviving Company or any of its Subsidiaries continues to be a participating employer, Heartland will have the right to discontinue such participation in any of such Plans in accordance with the terms thereof and subject to any limitation arising under applicable Law. Until Heartland will take such action, however, such Plans will continue in force for the benefit of present and former employees of any Citywide Entity who have any present or future entitlement to benefits under any of the Plans (“Citywide Employees”).

(b)Limitation on Enforcement. This Agreement is an agreement solely between Citywide and Heartland. Except for the indemnification rights provided in Section 6.8, nothing in this Agreement, including this Section 6.5, whether express or implied, confers upon any Citywide Employees, employees of Heartland and its Subsidiaries or any other Person, any rights or remedies, including: (i) any right to employment or recall, (ii) any right to continued employment for any specified period, or (iii) any right to any particular compensation, benefit or aggregate of benefits, or any other term or condition of employment, of any kind or nature whatsoever. After the Closing Date, each Citywide Employee will be eligible to participate in the health, vacation and other non-equity based employee benefit plans of Heartland or its Subsidiaries (the “Heartland Plans”) to the same extent as similarly situated employees of Heartland and to the extent permitted by the applicable Heartland Plan or applicable Law; provided, however, that nothing in this Section 6.5(b) or elsewhere in this Agreement will limit the right of Heartland or any of its Subsidiaries to amend or terminate a Heartland Plan at any time. With respect to the Heartland Plans, Heartland will, or will cause the Surviving Corporation or its Subsidiaries to:

(A) with respect to each Heartland Plan that is a medical/prescription, dental or vision plan, (x) waive any exclusions for pre-existing conditions under such Heartland Plan that would result in a lack of coverage for any condition for which the applicable Citywide Employee would have been entitled to coverage under the corresponding Plan in which such Citywide Employee was an active participant immediately prior to his or her transfer to Heartland Plan, (y) waive any waiting period under such Heartland Plan, to the extent that such period exceeds the corresponding waiting period under the corresponding Plan in which such Citywide Employee was an active participant immediately prior to his or her transfer to Heartland Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period), and (z) provided the insurance company of any Citywide Entity provides information related to the amount of such credit that is available to Heartland, provide each Citywide Employee with credit for deductibles paid by such Citywide Employee prior to his or her transfer to Heartland Plan (to the same extent such credit was given under the analogous Plan prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such Heartland Plan for the plan year that includes such transfer and (B) fully recognize service of the Citywide Employees with any Citywide Entity for purposes of eligibility to participate and vesting credit, and, solely with respect to vacation and severance benefits, benefit accrual in any Heartland Plan in which the Citywide Employees are eligible to participate after the Closing Date, to the extent that such service was recognized for that purpose under the analogous Plan prior to such transfer. Heartland will extend coverage to Citywide Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Heartland to the extent permitted by such Heartland Plans and applicable Law. Heartland will give effect to any elections made by Citywide Employees with respect to such accounts under any flexible benefits cafeteria plan of any Citywide Entity to the extent permitted by such Heartland Plan and applicable Law. Citywide Employees will be credited with amounts available for reimbursement equal to such amounts as were credited under any flexible benefits cafeteria plan of any Citywide Entity to the extent permitted by such Heartland Plan and applicable Law. The foregoing will not apply to the extent it would result in duplication of benefits.

(c)Terminated Citywide Employees. To the extent that Heartland terminates the employment of any Citywide Employee without “cause” (as such term is reasonably defined by Heartland) at, or within six months after, the Effective Time, Heartland will offer such Citywide Employee severance benefits approximately equivalent to one week of base compensation for each full year of service to such Citywide Entity, with a minimum of two and a maximum of 12 weeks of severance pay on terms and conditions to be established in the reasonable discretion of Heartland consistent with past practices.

(d)Employee Retention Program. Prior to the Effective Time, Citywide and Heartland will mutually agree on and establish an employee retention bonus program and will allocate pursuant to such program cash awards to certain Citywide Banks employees, as mutually determined by Citywide and Heartland, in order to incent such employees to remain in the employ of Citywide and its Affiliates through the Closing Date. Any amounts allocated to or paid pursuant to such program will constitute Transaction Expenses.

(e)Accrued Employee Bonuses. If, prior to the Effective Time, any Citywide Entity has accrued amounts to be paid after the Effective Time as a bonus to an employee of such Citywide Entity, Heartland will allocate and pay such bonuses to the designated employees upon the earlier of (i) the applicable time for the payment of bonuses for the 2017 performance period, or (ii) such employee’s termination as an employee of the Surviving Corporation or its Affiliates.

(f)Affordable Care Act Reporting. As of the earlier of the Closing Date or the applicable reporting deadline under the Affordable Care Act, Citywide, Citywide Banks and each Commonly Controlled Entity will accurately complete and timely file with the Internal Revenue service, and timely send to all covered individuals, as applicable, any required IRS Forms 1094-B, 1095-B, 1094-C and 1095-C for the 2016 calendar year with respect to each Benefit Plan that is subject to the Affordable Care Act.

6.6    Tax Treatment. None of any Citywide Entities or Heartland will take any action which would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.7    Updated Schedules. On a date 15 Business Days prior to the Effective Date and on the Effective Date, Citywide will modify any Schedule to this Agreement or add any Schedule or Schedules for the purpose of making the representations and warranties to which any such Schedule relates true and correct in all material respects as of such date, or with respect to any Schedule dated as of a specific date, as of such specific date, whether to correct any misstatement or omission in any Schedule or to reflect any additional information obtained by Citywide subsequent to the date any Schedule was previously delivered by Citywide to Heartland. Notwithstanding the foregoing, any updated Schedule will not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects for purposes of Section 7.3(a).

6.8    Indemnification; Directors’ and Officers’ Insurance.

(a)Heartland agrees that all rights of the present and former directors, officers and managers of any of the Citywide Entities to indemnification provided for in the Charter or Bylaws or other governing documents of such Citywide Entity, as applicable, as in effect on the date hereof, or required under any applicable Law (including rights to advancement of expenses and exculpation), will survive the Merger and continue in full force and effect until expiration of the applicable statute of limitations (each such director and officer being sometimes hereinafter be referred to as an “Indemnified Party”). Without limiting the generality of the foregoing, Heartland agrees that, following the Effective Time, the Surviving Corporation will indemnify any person made a party to any proceeding by reason of the fact that such person was a director, officer, member or employee of any of the Citywide Entities at or prior to the Effective Time to the fullest extent provided in, and will advance expenses in accordance with, the Charter, Bylaws and other governing documents of the Citywide Entities, as applicable, in the form previously provided to Heartland and effective as of the date of this Agreement, in each case subject to all the limitations set forth in such Charter, Bylaws or other governing documents and applicable Law. Notwithstanding anything to the contrary contained in this Section 6.8, nothing contained in this Agreement will require Heartland to indemnify, defend or hold harmless any Indemnified Party to a greater extent than any Citywide Entity may, as of the date of this Agreement, indemnify, defend and hold harmless such Indemnified Party, and any such indemnification provided pursuant to this Section 6.8 will be provided only to the extent that such indemnification is permitted by any applicable federal or state Laws.

(b)Prior to the Effective Time, Citywide will or, if Citywide is unable to, Heartland as of the Effective Time will, obtain a “tail” insurance policy with a claims period of at least six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as the existing policies of the Citywide Entities with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). Heartland will pay the premium for such D&O Insurance tail policy; provided, however, that in no event will Heartland be required to expend more than 200% of the current amount expended on an annual basis by the Citywide Entities to procure their existing D&O Insurance policies. If Citywide or Heartland for any reason is unable to obtain such tail D&O Insurance policy on or prior to the Effective Time, Heartland will obtain as much as comparable D&O Insurance as is available at a cost in the aggregate for such six-year period up to 200% of the current annual premiums expended by the Citywide Entities for their existing D&O Insurance policies. Any insurance premium payments made by Heartland pursuant to this Section 6.8(b) will be considered Transaction Expenses in accordance with the definition of “Transaction Expenses” set forth in Article 1.

(c)The provisions of this Section 6.8 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party as if he or she were a party to this Agreement. The indemnification rights provided to each Indemnified Party pursuant hereto will be in addition to all other indemnification rights provided to such Indemnified Party under any Charter or any Contract between any of the Citywide Entities and such Indemnified Party.

6.9    Notice of Developments by Heartland. Heartland will promptly notify Citywide in writing if Heartland should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. No disclosure pursuant to this Section 6.9 will be deemed to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

6.10    Redemption of Citywide Series A Preferred Stock. Subject to receipt of any approvals required from any Governmental Entities to either provide the necessary funding or effect the redemption, Citywide will redeem all issued and outstanding shares of Citywide Series A Preferred Stock immediately prior to the Effective Time.

6.11    Statutory Trusts. Citywide, as the owner of the Statutory Trust Securities that are common securities, will cause each of the Statutory Trusts (a) to remain a statutory trust, (b) to otherwise continue to be classified as a grantor trust for federal income Tax purposes, and (c) to cause each holder of Statutory Trust Securities that are preferred securities to be treated as owning an undivided beneficial interest in the Statutory Trust Debentures. Upon the Effective Time, Heartland will assume Citywide’s obligations and acquire its rights relating to the Statutory Trusts, including Citywide’s obligations and rights under the Statutory Trust Debentures, Statutory Trust Securities and the other Statutory Trust Agreements. In connection therewith, Citywide will assist Heartland in assuming Citywide’s obligations and acquiring its rights under the Statutory Trusts, and will provide the documentation required to make such assumption of obligations and acquisition of rights effective (other than opinions of counsel, which Citywide will use commercially reasonable efforts to obtain), including any supplemental indentures or certificates that may be required under the Statutory Trust Agreements. Subject to the terms of the Statutory Trust Securities, immediately prior to the Closing, Citywide will pay, or cause to be paid, to the proper Persons all deferred and accrued but unpaid interest and any outstanding fees relating to the Statutory Trust Debentures and the Statutory Trusts.

6.12    Determination of Adjusted Tangible Common Equity. As soon as practicable after the Determination Date, Citywide will prepare the Citywide Determination Date Balance Sheet. Within five (5) Business Days following the Determination Date, Citywide will prepare and deliver to Heartland its good faith determination of (a) the Adjusted Tangible Common Equity, together with reasonable support therefor (including the Citywide Determination Date Balance Sheet), and (b) the Citywide Determination Date Transaction Expenses, together with reasonable support therefor. If Citywide and Heartland agree on the amount of the Adjusted Tangible Common Equity, such amount will be final and conclusive. If Heartland and Citywide disagree as to such calculations and are unable to reconcile their differences in writing within five (5) Business Days, unless otherwise agreed upon by the parties, the items in dispute will be submitted to a mutually acceptable independent national accounting firm in the United States for final determination, and the calculations will be deemed adjusted in accordance with the determination of the independent accounting firm and will become binding, final and conclusive upon all of the parties hereto. The independent accounting firm will consider only the items in dispute and will be instructed to act within five (5) Business Days (or such longer period as Citywide and Heartland may agree) to resolve all items in dispute. Citywide and Heartland will share equally the payment of reasonable fees and expenses of the independent accounting firm.

6.13    Heartland Board of Director Appointment and Board Observer Rights. Heartland agrees to nominate Schmitz for election to its Board of Directors at the Heartland 2018 annual meeting of shareholders. From the Effective Time until Schmitz’s election to the Board of Directors of Heartland, Schmitz will have the right to attend all Heartland Board of Director meetings as an observer (Schmitz, in his capacity as a Heartland Board of Directors’ meeting observer, is referred to herein as the “Board Observer”). The Board Observer will not have voting rights or fiduciary obligations to Heartland or its shareholders, but will be bound by the same confidentiality and insider trading obligations as members of the Heartland Board of Directors. Heartland will provide the Board Observer with notice of all regular and special meetings of the Board of Directors of Heartland in the same manner as provided to directors, and will provide to the Board Observer a copy of all materials and information distributed at or prior to such meetings to the directors of Heartland. Heartland will reimburse the Board Observer for reasonable out-of-pocket expenses related to his attendance at Heartland Board of Directors meetings. Other compensation will be provided to the Board Observer pursuant to the Schmitz Consulting Agreement.

6.14    Heartland Confidential Information. Any confidential information or trade secrets of each of Heartland and its Subsidiaries received by any Citywide Entity, its employees or agents in the course of the negotiation and consummation of the Merger or Bank Merger will be treated confidentially and held in confidence pursuant to the Heartland NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by the Citywide Entities or, at Heartland’s request, returned to Heartland if this Agreement is terminated as provided in Article 8. Such information will not be used by any Citywide Entity or its employees or agents to the detriment of Heartland and its Subsidiaries, and will at all times be maintained and held in compliance with the Heartland NDA.

6.15    Special Tax Holdback.

(a)Notwithstanding any other provision of this Agreement to the contrary, the Per Share Holdback Amount will be held back from the Actual Cash Consideration that any holder of Citywide Common Stock is entitled to receive for each Citywide Converted Share pursuant to Sections 2.3(a), 2.4 and 2.7 of this Agreement. The Aggregate Tax Holdback Amount will be deposited into a separate account at Heartland, and will be subject to the terms and conditions of this Section 6.15. The Aggregate Tax Holdback Amount (or remaining portion thereof) will bear interest at the rate of 3.00% per annum from the date such amount is deposited until the date on which the Aggregate Tax Holdback Amount (or remaining portion thereof) is distributed pursuant to Sections 6.15(f), (g) or (h).

(b)From and after the Closing Date, Heartland and its Affiliates (the “Tax Indemnified Parties”) will be indemnified and held harmless from and against any Special Tax Losses incurred by them. Claims by the Tax Indemnified Parties for indemnification of Special Tax Losses will be recovered solely from, and be limited to, the Aggregate Tax Holdback Amount that, at the time of such claim, has not been released pursuant to the terms hereof, and will be subject to the terms and conditions of this Section 6.15.

(c)After the Closing Date, Heartland will promptly notify Schmitz in writing of any Tax assessment, demand, claim, or notice of the commencement of an audit received from any Governmental Entity (collectively, a “Tax Claim”) with respect to Taxes that could result in Special Tax Losses, but in any event within 10 days following receipt thereof. Notwithstanding the foregoing, a failure to give timely notice will not affect a Tax Indemnified Party’s rights to indemnification under this Section 6.15, except to the extent that the rights of the former holders of Citywide Common Stock are prejudiced thereby. Such notice will contain factual information (to the extent known) describing the Tax Claim and will include copies of the relevant portion of any notices or other documents received from any Governmental Entity with respect to any such Tax Claim, and will be updated to include notices or other documents subsequently received relating to such Tax Claim.

(d)Heartland will control any Tax Proceeding with respect to any Tax Claim that could result in an indemnification claim payable from the Aggregate Tax Holdback Amount for Special Tax Losses pursuant to this Section 6.15. Schmitz will be entitled to employ counsel and Tax advisors with respect thereto at his own expense; provided, however, that Schmitz will be entitled to reimbursement of reasonable third party costs, after the payment of any Special Tax Losses and prior to the distribution of any portion of the Aggregate Tax Holdback to the former holders of Citywide Common Stock pursuant to Sections 6.15(f), (g), (h) and (i); further provided, however, that Schmitz will be entitled to reimbursement of his reasonable third party costs only upon written request and presentation to Heartland of invoices and other written documentation supporting such third party costs incurred by Schmitz. Schmitz and his counsel and Tax advisors will be permitted to participate in all Tax Proceedings at their own expense. Heartland will provide to Schmitz and his counsel and Tax advisors all information reasonably requested with respect to any Tax Proceeding. Heartland and its Affiliates, on the one hand, and Schmitz, on the other hand, will cooperate, to the extent reasonably requested by each other, in connection with any Tax Claim or Tax Proceeding, including by the retention and (upon the reasonable request of Heartland and its Affiliates or Schmitz, as the case may be) the provision of records, documents and information reasonably relevant to such Tax Claim or Tax Proceeding, and by making employees and other Persons available on a mutually convenient basis to provide additional information. Heartland, its Affiliates and Schmitz will act in good faith to resolve any such Tax Claim or Tax Proceeding. Neither Heartland nor any of its Affiliates will enter into any settlement or compromise of any Tax Proceeding that could result in an indemnification claim for Special Tax Losses payable from the Aggregate Tax Holdback Amount without the prior written consent of Schmitz (which consent will not be unreasonably withheld, conditioned or delayed).

(e)If any of the Tax Indemnified Parties incurs any Special Tax Loss, it will satisfy any indemnification rights with respect to such Special Tax Loss solely from the Aggregate Tax

Holdback Amount. The Tax Indemnified Parties will be deemed to incur a Special Tax Loss (including reasonable out-of-pocket costs related thereto) at the time such party pays any Special Tax Losses to a Governmental Entity following the closing of a Tax Proceeding or a “determination” of a Tax Claim within the meaning of Section 1313 of the Code, or at the time such party pays an applicable third party for out-of -pocket costs related to the Tax Claim or Tax Proceeding. The Aggregate Tax Holdback Amount (or the applicable portion thereof) will be retained by Heartland from the Closing Date until the First Release Date, the Second Release Date or the Third Release Date, as the case may be. Heartland will provide to Schmitz an accounting of the Aggregate Tax Holdback Amount remaining, plus any accrued interest thereon, on a monthly basis and at the time any Special Tax Loss is paid out of the Aggregate Tax Holdback Amount.

(f)Within 10 Business Days after the First Release Date, Heartland or a paying agent appointed by Heartland will distribute (the “First Tax Holdback Distribution”) to the former holders of Citywide Common Stock $3.15 for each Citywide Converted Share; provided, however, that such amount will be adjusted upward or downward for (i) decreases attributable to all amounts paid or to be paid by Heartland from the Aggregate Tax Holdback Amount in satisfaction of any Special Tax Loss relating to Citywide’s 2013 U.S. Federal income Tax Liability and Tax year, (ii) decreases for all pending Tax Claims that could reasonably result in a Special Tax Loss relating to Citywide’s 2013 U.S. Federal income Tax Liability and Tax year that would be paid from the Aggregate Tax Holdback Amount, (iii) decreases for any reimbursement to Schmitz pursuant to Section 6.15(d) for third-party expenses incurred by Schmitz in connection with a Tax Proceeding related to Special Tax Losses described in (i) or (ii) of this subsection 6.15(f), and (iv) increases for interest accrued on the amount of the First Tax Holdback Distribution from the Closing Date up to and including the date of distribution of the First Tax Holdback Distribution.

(g)Within 10 Business Days after the Second Release Date, Heartland or a paying agent appointed by Heartland will distribute (the “Second Tax Holdback Distribution”) to the former holders of Citywide Common Stock $0.58 for each Citywide Converted Share; provided, however, that such amount will be adjusted upward or downward for (i) decreases attributable to all amounts paid or to be paid by Heartland from the Aggregate Tax Holdback Amount in satisfaction of any Special Tax Loss relating to Citywide’s 2014 U.S. Federal or Colorado state income Tax Liability and Tax year, (ii) decreases for all pending Tax Claims that could reasonably result in a Special Tax Loss relating to Citywide’s 2014 U.S. Federal or Colorado state income Tax Liability and Tax year that would be paid from the Aggregate Tax Holdback Amount, (iii) decreases for any reimbursement to Schmitz pursuant to Section 6.15(d) for third-party expenses incurred by Schmitz in connection with a Tax Proceeding related to Special Tax Losses described in (i) or (ii) of this subsection 6.15(g), and (iv) increases for interest accrued on the amount of the Second Tax Holdback Distribution from the Closing Date up to and including the date of distribution of the Second Tax Holdback Distribution.

(h)Within 10 Business Days after the Third Release Date, Heartland or a paying agent appointed by Heartland will distribute (the “Third Tax Holdback Distribution”) to the former holders of Citywide Common Stock $0.44 for each Citywide Converted Share; provided, however, that such amount will be adjusted upward or downward for (i) decreases attributable to all amounts paid or to be paid by Heartland from the Aggregate Tax Holdback Amount in satisfaction of any Special Tax Loss relating to Citywide’s 2013 Colorado state income Tax Liability and Tax year, (ii) decreases for all pending Tax Claims that could reasonably result in a Special Tax Loss relating to Citywide’s 2013 Colorado state income Tax Liability and Tax year that would be paid from the Aggregate Tax Holdback Amount, (iii) decreases for any reimbursement to Schmitz pursuant to

Section 6.15(d) for third-party expenses incurred by Schmitz in connection with a Tax Proceeding related to Special Tax Losses described in (i) or (ii) of this subsection 6.15(h), and (iv) increases for interest accrued on the amount of the Third Tax Holdback Distribution from the Closing Date up to and including the date of distribution of the Third Tax Holdback Distribution.

(i)Any amounts of the Aggregate Tax Holdback Amount that are retained by Heartland pursuant to Section 6.15(f)(ii), (g)(ii) or (h)(ii) due to a pending Tax Claim, decreased by the amount of any reimbursement to Schmitz pursuant to Section 6.15(d) for third-party expenses incurred by Schmitz in connection with a Tax Proceeding related to Special Tax Losses described in Section 6.15(f)(ii), (g)(ii) or (h)(ii), will be promptly distributed to the former holders of Citywide Common Stock pro rata in accordance with their holdings of each Citywide Converted Share after the final resolution of such pending Tax Claim and the payment of any Special Tax Losses attributable thereto, but in any event within 10 Business Days following the final resolution of such pending Tax Claim and the payment of any applicable Special Tax Losses attributable thereto.

(j)By approving this Agreement and the transactions contemplated hereby or by executing a Letter of Transmittal, each holder of Citywide Common Stock will have irrevocably (i) authorized and appointed Schmitz as such holder’s representative to act on behalf of the holder with respect to the matters set forth in this Section 6.15, (ii) ratified and approved the reimbursement of expenses incurred by Schmitz in the manner set forth in Section 6.15(d), and (iii) agreed that Schmitz will not be liable, responsible or accountable in damages or otherwise to the holders of Citywide Common Stock for any Liabilities incurred by reason of any error in judgment or any act or failure to act arising out of the activities of Schmitz on behalf or in respect of the holders of Citywide Common Stock, including (A) the failure to perform any acts he is not expressly obligated to perform under this Agreement, (B) any acts or failures to act made in good faith or on the advice of legal counsel, accountants or other consultants to Schmitz, or (C) any other matter beyond the control of Schmitz.

ARTICLE 7
CONDITIONS

7.1    Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)Regulatory Approvals. The Bank Regulatory Approvals will have been obtained and the applicable waiting periods, if any, under all statutory or regulatory waiting periods will have lapsed. None of such approvals will contain any conditions or restrictions that would (i) be reasonably expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by this Agreement to Heartland, (ii) require any Person other than Heartland to be deemed a bank holding company under the Bank Holding Company Act, (iii) require any Person other than Heartland to guaranty, support or maintain the capital of Citywide Banks, or (iv) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation or fee arrangements of Heartland or any of its Subsidiaries (any of the foregoing, a “Materially Burdensome Regulatory Condition”); provided, however, that the following will not be deemed to be included in the preceding list and will not be deemed a “Materially Burdensome Regulatory Condition”: any restraint, limitation, term, requirement, provision or condition that applies generally to bank holding companies and banks as provided by Law, written and publicly available supervisory guidance of general applicability, unwritten supervisory guidance of which Heartland has knowledge, in each case, as in effect on the date hereof.

(b)No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction will have been issued and remain in effect which would impair the consummation of the transactions contemplated hereby.

(c)No Prohibitive Change of Law. There will have been no Law, domestic or foreign, enacted or promulgated which would materially impair the consummation of the transactions contemplated hereby.

(d)Governmental Action. There will not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would reasonably be expected to result, directly or indirectly, in (i) restraining or prohibiting the consummation of the transactions contemplated hereby or obtaining material damages from any of the Citywide Entities or Heartland or any of Heartland’s Subsidiaries in connection with the transactions contemplated hereby, (ii) prohibiting direct or indirect ownership or operation by Heartland of all or a material portion of the business or assets of the Citywide Entities or of Heartland or any of its Subsidiaries, or to compelling Heartland or any of its Subsidiaries or any of the Citywide Entities to dispose of or to hold separately all or a material portion of the business or assets of Heartland or any of its Subsidiaries or of any of the Citywide Entities, as a result of the transactions contemplated hereby, or (iii) requiring direct or indirect divestiture by Heartland of any of its business or assets or of the business or assets of any of the Citywide Entities.

(e)No Termination. No party hereto will have terminated this Agreement as permitted herein.

(f)Shareholder Approval. The Merger will have been approved by the Required Citywide Shareholder Vote.

(g)Heartland Charter Amendment. The Heartland Charter Amendment will have been approved by the required vote of the shareholders of Heartland, and a Certificate of Amendment containing the Heartland Charter Amendment will have been filed with the Secretary of State of Delaware.

(h)Registration Statement. The Registration Statement will have been declared and will remain effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will have been issued and no action, lawsuit, proceeding or investigation for that purpose will have been initiated or threatened by the SEC, and all approvals required under Blue Sky Laws relating to the shares of Heartland Common Stock issuable to the shareholders of Citywide hereunder will have been received. The shares of Heartland Common Stock issuable to the shareholders of Citywide will have been authorized for listing on the NASDAQ Global Select Market or other national securities exchange, subject to official notice of issuance.

7.2    Additional Conditions to Obligation of Citywide. The obligation of Citywide to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

(a)Representations and Warranties. (i) The representations and warranties set forth in Article 3 that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) the representations and warranties set forth in Article 3 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.

(b)Agreements. Heartland will have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)Officer’s Certificate. Heartland will have furnished to Citywide a certificate of the Chief Financial Officer of Heartland, dated as of the Effective Time, in which such officer will certify to the conditions set forth in Sections 7.2(a) and (b).

(d)Heartland Secretary’s Certificate. Heartland will have furnished to Citywide (i) copies of the text of the resolutions by which the corporate action on the part of Heartland necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of Heartland by its corporate secretary or one of its assistant corporate secretaries certifying to Citywide that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(e)Change in Control of Heartland. Heartland will not have (i) been merged or consolidated with or into, or announced an agreement to merge with or into, another corporation in any transaction in which the holders of the voting securities of Heartland would not hold a majority of the voting securities of the surviving corporation, (ii) sold all or substantially all of its assets, or (iii) had one Person or group acquire, directly or indirectly, beneficial ownership of more than 50% of the outstanding Heartland Common Stock.

(f)Legal Opinion. Citywide will have received an opinion of Shapiro Bieging Barber Otteson LLP that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers of Citywide and Heartland.

(g)Assumption by Heartland of Obligations under the Statutory Trust Agreements. Heartland will have assumed all of Citywide’s obligations under the Statutory Trusts.

(h)Other Materials. Citywide will have received the materials set forth in Section 2.9(b).

7.3    Additional Conditions to Obligation of Heartland. The obligation of Heartland to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

(a)Representations and Compliance. (i) The representations and warranties set forth in Article 4 that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) the representations and warranties set forth in Article 4 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.

(b)Agreements. Citywide will have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)Officers’ Certificate of Citywide. Citywide will have furnished to Heartland a certificate of the Chief Executive Officer and Chief Financial Officer of Citywide, dated as of the Effective Date, in which such officers will certify to the conditions set forth in Sections 7.3(a) and 7.3(b).

(d)Citywide Secretary’s Certificate. Citywide will have furnished to Heartland (i) copies of the text of the resolutions by which the corporate action on the part of Citywide necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of Citywide by its corporate secretary or one of its assistant corporate secretaries certifying to Heartland that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(e)Dissenting Shares. The total number of Dissenting Shares will be no greater than six and one-half percent (6.5%) of the number of outstanding shares of Citywide Common Stock.

(f)Required Consents. Each Required Consent will have been obtained and be in full force and effect.

(g)Quinn Employment Agreement. Quinn will have duly executed and delivered the Quinn Employment Agreement to Heartland contemporaneously with the execution of this Agreement, and such agreement will be in full force and effect.

(h)Schmitz Consulting Agreement. Schmitz will have duly executed and delivered the Schmitz Consulting Agreement to Heartland contemporaneously with the execution of this Agreement, and such agreement will be in full force and effect.

(i)Schmitz Non-Competition Agreement. Schmitz will have duly executed and delivered the Schmitz Non-Competition Agreement to Heartland contemporaneously with the execution of this Agreement, and such agreement will be in full force and effect.

(j)Redemption of Citywide Series A Preferred Stock. Citywide will have redeemed all issued and outstanding shares of Citywide Series A Preferred Stock.

(k)Acquisition of Rights under Statutory Trusts. Heartland will have acquired all of Citywide’s rights under the Statutory Trusts.

(l)Other Materials. Heartland will have received the materials set forth in Section 2.9(a).

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1    Reasons for Termination. This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

(a)by mutual consent of the Boards of Directors of Heartland and Citywide;

(b)by either party in the event a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(c)by either party in the event any approval, consent or waiver of any Governmental Entity required to permit the consummation of the transactions contemplated by this Agreement will have been denied and such denial has become final and non-appealable (unless such denial arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty or covenant of such party);

(d)by Citywide if:

(i)the Closing has not occurred by September 30, 2017 (the “Termination Date”); provided that Citywide will not be entitled to terminate this Agreement pursuant to this clause (d)(i) if (x) Citywide’s failure to comply in all material respects with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement, (y) Citywide has refused, after satisfaction of the conditions set forth in Sections 7.1 and 7.2, to close in accordance with Section 2.9 or (z) the circumstances or events underlying the termination rights set forth in clauses (d)(iii) or (d)(iv) of this Section 8.1 will have occurred;

(ii)Heartland will have breached any representation, warranty or agreement of Heartland in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by Citywide to Heartland;

(iii)at the Citywide Shareholder Meeting, this Agreement will not have been duly adopted by the Required Citywide Shareholder Vote;

(iv)(A) Citywide will have delivered to Heartland a written notice of the intent of Citywide to enter into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal based on an Acquisition Proposal received by it, (B) five business days have elapsed following delivery to Heartland of such written notice by Citywide, (C) during such five Business Day period Citywide has fully complied with the terms of Section 5.8, including informing Heartland of the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, with the intent of enabling Heartland to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (D) at the end of such five business-day period the Board of Directors of the Citywide will have continued reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal, (E) Citywide pays to Heartland the termination fee in accordance with Section 8.4, and (F) Citywide will have entered into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of Citywide will have resolved to do so;

(v)at the Heartland Shareholder Meeting, the Heartland Charter Amendment will not have been duly adopted by the requisite shareholder vote necessary to approve such amendment;

(vi)at any time within five Business Days after the Determination Date, but only if:

(x)    the Heartland Determination Date Stock Price (as defined below) is less than $35.00 per share; and

(y)    the number obtained by dividing the Heartland Determination Date Stock Price by the Initial Heartland Stock Price (as defined below) is less than the number obtained by dividing (A) the Final Index Price (as defined below) by (B) the Initial Index Price (as defined below) and subtracting 0.175 from such quotient; provided, however, that a termination by Citywide pursuant to this Section 8.1(d)(vi) will have no force and effect if Heartland agrees in writing (within five Business Days after receipt of Citywide’s written notice of such termination) to increase the Exchange Ratio to an amount equal to (i) (X) the Exchange Ratio, multiplied by (Y) the Heartland Determination Date Stock Price, divided by (ii) $35.00. Notwithstanding anything to the contrary above, Heartland, at its option, may elect to retain the original Exchange Ratio, and, in lieu of altering such Exchange Ratio, increase the Actual Cash Consideration so that each holder of Citywide Common Stock is entitled to receive the same value as of the Effective Time for each share of Citywide Common Stock as such holder would have received had the original Exchange Ratio been altered in accordance with the preceding sentence. If within such five-Business Day period, Heartland delivers written notice to Citywide that Heartland intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Citywide in writing of the revised Exchange Ratio or the revised Actual Cash Consideration, then no termination will occur pursuant to this Section 8.1(d)

(vi), and this Agreement will remain in full force and effect in accordance with its terms (except that the Exchange Ratio or the Actual Cash Consideration will be modified in accordance with this Section 8.1(d)(vi)).

For purposes of this Section 8.1(d)(vi), the following terms will have the meanings indicated below:

“Final Index Price” means the average of the daily closing value of the Index for the 15 consecutive trading days ending on and including the trading day immediately preceding the 10th day prior to the Determination Date.

“Heartland Determination Date Stock Price” means (a) the sum, for each of the 15 consecutive trading days ending on and including the trading day immediately preceding the 10th day prior to the Determination Date, of the product of (i) the closing price of Heartland Common Stock as quoted on the NASDAQ Global Select Market for such trading day, multiplied by, (ii) the trading volume of Heartland Common Stock reported on the NASDAQ Global Select Market for such trading day, divided by (b) the aggregate trading volume over such 15-day period.

“Index” means the KBW Nasdaq Regional Banking Index (KRX) or, if such index is not available, such substitute or similar index as substantially replicates the KBW Nasdaq Regional Banking Index (KRX).

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Heartland Stock Price” means $45.75.

“Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.

If Heartland or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted for the purposes of applying this Section 8.1(d)(vi).

(vii)any of the conditions set forth in Sections 7.1 or 7.2 will have become impossible to satisfy (other than through a failure of Citywide to comply with its obligations under this Agreement).

(e)by Heartland if:

(i)the Closing has not occurred by the Termination Date; provided that Heartland will not be entitled to terminate this Agreement pursuant to this clause (e)(i) if (x) Heartland’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement or (y) Heartland has refused, after satisfaction of the conditions set forth in Sections 7.1 or 7.3, to close in accordance with Section 2.9;

(ii)Citywide will have breached any representation, warranty or agreement in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by Heartland to Citywide;

(iii)at the Citywide Shareholder Meeting, this Agreement will not have been duly adopted by the Required Citywide Shareholder Vote;

(iv)at the Heartland Shareholder Meeting, the Heartland Charter Amendment will not have been duly adopted by the requisite shareholder vote necessary to approve such amendment; or

(v)any of the conditions set forth in Sections 7.1 or 7.2 will have become impossible to satisfy (other than through a failure of Heartland to comply with its obligations under this Agreement).

8.2    Effect of Termination. Except as provided in Sections 5.2(b) and (c), 6.14, 8.2, 8.3 and 8.4 and Article 9, which also survive the termination of this Agreement, if this Agreement is terminated pursuant to Section 8.1, this Agreement will forthwith become void, there will be no Liability under this Agreement on the part of Heartland, Citywide or any of their respective Representatives or Subsidiaries, and all rights and obligations of each party hereto will cease; provided, however, that, subject to Sections 8.3, and 8.4, nothing herein will relieve any party from Liability arising out of its own fraud, willful misconduct or material breach of this Agreement.

8.3    Expenses. Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such Expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Sections 8.1(d)(iii), 8.1(e)(ii) or 8.1(e)(iii), then Citywide will pay to Heartland, within five Business Days of presentation by Heartland of reasonably detailed invoices for the same, all Expenses reasonably incurred by Heartland, and, if this Agreement is terminated pursuant to Sections 8.1(d)(ii), 8.1(d)(v) or 8.1(e)(iv), then Heartland will pay to Citywide, within five Business Days of presentation by Citywide of reasonably detailed invoices for the same, all Expenses reasonably incurred by Citywide; provided, however, in either event, neither party’s reimbursement obligation hereunder will exceed $1,000,000 in the aggregate. As used in this Agreement, “Expenses” will consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of the approval of the Merger by holders of Citywide Common Stock and all other matters related to the consummation of the Merger.

8.4    Termination Fee. If this Agreement is terminated by Citywide pursuant to Section 8.1(d)(iv), or by Heartland pursuant to Section 8.1(e)(ii) because of a breach of any portion of Section 5.8 or Section 6.3(a), then Citywide will pay to Heartland (in lieu of any payment that may be due under Section 8.3), a termination fee of $8,500,000 as the sole and exclusive remedy of Heartland (including any remedy for specific performance), as agreed-upon liquidated damages.

8.5    Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

8.6    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (b) waive compliance with any of the agreements of any other parties or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE 9
GENERAL PROVISIONS

9.1    Press Releases and Announcements. Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with any Citywide Entities, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Heartland will determine and approve, or as required by applicable Law. Notwithstanding the foregoing, Heartland and Citywide agree that (a) a press release for national dissemination announcing the execution of this Agreement in a form prepared by Heartland and reviewed and approved by Citywide (with such approval not to be unreasonably withheld, conditioned or delayed) may be made on the day after execution of this Agreement, or as soon thereafter as practicable, and (b) any press release or customer communication relating to this Agreement and the transactions contemplated hereby issued for dissemination in Denver, Colorado prior to the Effective Time will be in a form prepared by Heartland and reviewed and approved by Citywide (with such approval not to be unreasonably withheld, conditioned or delayed). Heartland will have the right to be present for any in-Person announcement by Citywide. Unless consented to by Heartland or required by Law, Citywide will keep, and will cause each of the other Citywide Entities to keep, this Agreement and the transactions contemplated by this Agreement confidential.

9.2    Notices. All notices and other communications hereunder will be in writing and will be sufficiently given if made by hand delivery, by fax, by e-mail, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by it by like notice):

if to Heartland:
Heartland Financial USA, Inc.
707 17th Street, Suite 2950
Denver, Colorado 80202
Telephone:    (720) 873-3780
Fax:    (563) 589-1951

Attention:	J. Daniel Patten, Executive Vice President, Finance and
Corporate Strategy
E-mail:    DPatten@htlf.com

with copies to:
Heartland Financial USA, Inc.
1398 Central Avenue
Dubuque, Iowa 52004-0778
Telephone:    (563) 589-1994
Fax:    (563) 589-1951

Attention:	Michael J. Coyle, Executive Vice President,

Senior General Counsel and Corporate Secretary

E-mail:	MCoyle@htlf.com

and
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
Attention:    Jay L. Swanson
Cam C. Hoang
Telephone:    (612) 340-2600
Fax:    (612) 340-2868
E-mail:    swanson.jay@dorsey.com
hoang.cam@dorsey.com

if to Citywide:
Citywide Banks of Colorado, Inc.
6500 East Hampden Avenue
Denver, Colorado 80224

Attention:	Martin J. Schmitz
Telephone:    (303) 365-3600
Fax:    (303) 365-3670
E-mail:    schmitzm@citywidebanks.com

with a copy to:
Shapiro Bieging Barber Otteson LLP
4582 South Ulster Street Parkway
Suite 1650
Denver, Colorado 80237
Attention:    Christian E. Otteson
Telephone:    (720) 488-5425
Fax:    (720) 488-7711
E-mail:    cotteson@sbbolaw.com

All such notices and other communications will be deemed to have been duly given as follows: when delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt electronically acknowledged, if faxed or e-mailed; and the next day after being delivered to an overnight delivery service.
9.3    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Heartland may assign any of its rights under this Agreement to one or more Subsidiaries of Heartland, so long as Heartland remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

9.4    No Third Party Beneficiaries. Except for Section 6.8, which is intended to benefit each Indemnified Party and his or her heirs and representatives, nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

9.5    Schedules.

(a)Prior to or simultaneous with the execution of this Agreement, Citywide delivered to Heartland the Disclosure Schedules, which set forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 4 or to one or more covenants contained herein (whether or not such section of this Agreement expressly references a schedule thereto). Except as set forth in the Disclosure Schedules, the information contained therein is dated as of the date of this Agreement or, if delivered pursuant to Section 6.7, as of such date delivered. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

(b)For purposes of this Agreement, a Schedule relating to a certain section may incorporate by reference disclosures made in other Schedules; provided, however, that any disclosure with respect to a particular Schedule will be deemed adequately disclosed in other Schedules to the extent it is readily apparent from the nature of the disclosure that such disclosure also applies to such other Schedules. Nothing in a Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule identifies the exception with reasonable particularity.

9.6    Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders will be deemed to include the others if the context requires. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular if the context requires. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “but not limited to,” whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any reference to any money or currency or use of “$” will be in U.S. dollars. Except as the context may otherwise require, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to a statute will be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

9.7    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated, and the parties will negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.8    Complete Agreement. This Agreement, together with the NDA, contains the complete agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral. Citywide acknowledges that Heartland has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement.

9.9    Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

9.10    Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of each of the Citywide Entities, is unique, that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at Law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at Law or in equity (without any requirement that Heartland provide any bond or other security). The parties waive any defense that a remedy at Law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

9.11    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12    Investigation of Representations, Warranties and Covenants. No investigation made by or on behalf of the parties hereto or the results of any such investigation will constitute a waiver of any representation, warranty or covenant of any other party.

9.13    No Survival of Representations. The representations, warranties and covenants made by Citywide and Heartland in this Agreement or in any instrument delivered pursuant to this Agreement will terminate on, and will have no further force or effect after, the first to occur of (a) the Effective Time or (b) the date on which this Agreement is terminated as set forth herein, except for Sections 5.7, 6.1, 6.5, 6.8, and 6.13 and Article 9, each of which apply in whole or in part after the Effective Time, or Sections 5.2(b) and (c), 6.14, 8.2, 8.3 and 8.4, and Article 9, each of which survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

HEARTLAND FINANCIAL USA, INC.

By:	/s/ Lynn B. Fuller
Lynn B. Fuller
Chairman of the Board and
Chief Executive Officer

CITYWIDE BANKS OF COLORADO, INC.

By:	/s/ Martin J. Schmitz
Martin J. Schmitz
Chairman of the Board and
President